Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among:

Mersana Therapeutics, Inc.,
a Delaware corporation;

Day One Biopharmaceuticals, Inc.,
a Delaware corporation; and

Emerald Merger Sub, Inc.,
a Delaware corporation

___________________________

Dated as of November 12, 2025

___________________________

Page

Section 1.	Definitions & Interpretations	2
1.1	Certain Definitions	2
1.2	Certain Interpretations	17
Section 2.	THE OFFER	19
2.1	The Offer	19
2.2	Company Actions	23
Section 3.	THE MERGER	24
3.1	Merger of Merger Sub into the Company	24
3.2	Closing; Effective Time	24
3.3	Certificate of Incorporation and Bylaws; Directors and Officers	24
3.4	Effect on Capital Stock	25
3.5	Company Stock Awards	26
3.6	Payment for Securities	28
3.7	Withholding Rights	30
3.8	Further Actions	30
Section 4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	30
4.1	Organization and Qualification	30
4.2	Capitalization	31
4.3	Corporate Power; Enforceability	33
4.4	Company Board Approval	33
4.5	No Vote Required	33
4.6	Consents and Approvals; No Violation	34
4.7	Reports; Financial Statements	34
4.8	No Undisclosed Liabilities	36
4.9	Absence of Certain Changes	36
4.10	Brokers; Certain Expenses	37
4.11	Employee Benefit Matters/Employees	37
4.12	Litigation	40
4.13	Tax Matters	41
4.14	Compliance with Law; Permits	42
4.15	Environmental Matters	43
4.16	Intellectual Property	43

i

(continued)

Page

4.17	Data Privacy and Security	46
4.18	Properties	47
4.19	Material Contracts	48
4.20	Regulatory Compliance	50
4.21	Insurance	52
4.22	Anti-Corruption	52
4.23	Related Party Transactions	52
4.24	Opinion of the Company’s Financial Advisor of the Company	53
4.25	State Takeover Statutes Inapplicable	53
4.26	Export Control and Sanctions Compliance	53
4.27	Suppliers	54
4.28	Information Supplied.	54
4.29	No Other Representations or Warranties	54
Section 5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	55
5.1	Organization and Qualification	55
5.2	Authority	55
5.3	Information Supplied	56
5.4	Consents and Approvals; No Violation	56
5.5	Litigation	57
5.6	Interested Stockholder	57
5.7	Funds	57
5.8	No Other Operations	57
5.9	Brokers	57
5.10	Absence of Certain Arrangements	57
5.11	No Vote Required	57
5.12	Independent Investigation	58
5.13	No Other Representations or Warranties	58
Section 6.	COVENANTS	58
6.1	Conduct of Business of the Company	58
6.2	Conduct of Business of Parent and Merger Sub	62

(continued)

Page

6.3	Alternative Proposals; Change in Recommendation	62
Section 7.	ADDITIONAL COVENANTS	65
7.1	Reasonable Best Efforts	65
7.2	Public Statements and Disclosure	67
7.3	Anti-Takeover Laws	67
7.4	Access	68
7.5	Section 16(b) Exemption	68
7.6	Directors’ and Officers’ Indemnification and Insurance	68
7.7	Employee Matters	70
7.8	Termination of 401(k) Plan	72
7.9	Delisting	72
7.10	Certain Litigation	72
7.11	Rule 14d-10 Matters	72
7.12	Notification of Certain Matters	73
7.13	FDA Matters	73
Section 8.	CONDITIONS TO THE MERGER	74
8.1	Merger Closing Conditions	74
Section 9.	TERMINATION	74
9.1	Termination of Agreement	74
9.2	Procedure Upon Termination	76
9.3	Effect of Termination	76
9.4	Fees and Expenses	76
Section 10.	GENERAL PROVISIONS	78
10.1	Survival of Representations, Warranties and Covenants	78
10.2	Notices	78
10.3	Assignment	79
10.4	Confidentiality	79
10.5	Amendment	79
10.6	Extension; Waiver	79
10.7	Entire Agreement	80
10.8	Third Party Beneficiaries	80

(continued)

Page

10.9	Severability	81
10.10	Remedies	81
10.11	Governing Law	82
10.12	Consent to Jurisdiction	82
10.13	WAIVER OF JURY TRIAL	82
10.14	Disclosure Letter References	83
10.15	No Presumption Against Drafting Party	83
10.16	Parent Guarantee	83
10.17	Counterparts	83

Exhibits

Exhibit A	Form of Surviving Company Certificate of Incorporation
Exhibit B	Form of Surviving Company Bylaws

Annexes

Annex I	Conditions to Offer
Annex II	Form of Tender and Support Agreement
Annex III	Form of CVR Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (hereinafter referred to as this “Agreement”), dated November 12, 2025 is by and among Day One Biopharmaceuticals, Inc., a Delaware corporation (“Parent”), Emerald Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and Mersana Therapeutics, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

Recitals

A.            Upon the terms and subject to the conditions of this Agreement, Parent has agreed to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, $0.0001 par value per share, of the Company (the “Company Common Stock” or “Company Shares”) for (i) $25.00 net per Company Share in cash, without interest (such amount, or any different amount per share paid pursuant to the Offer, the “Upfront Consideration”) plus (ii) one contingent value right per Company Share (a “CVR”), which shall represent the right to receive the Milestone Payments (as such term is defined in the CVR Agreement, the “Milestone Payments”) at the times provided for in the CVR Agreement, without interest (the Upfront Consideration plus the CVR, the “Offer Price”), subject to any applicable withholding Taxes in accordance with Section 3.7.

B.            Following the consummation of the Offer, upon the terms and conditions set forth herein, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Company”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Company Share (other than Cancelled Shares and Dissenting Company Shares) as of the Effective Time shall be converted into the right to receive the Offer Price, without interest, subject to any applicable withholding Taxes in accordance with Section 3.7, and (ii) the Company shall become a direct wholly owned Subsidiary of Parent as a result of the Merger.

C.            The board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby, and (iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer (such recommendation of the Company Board, the “Company Board Recommendation”).

D.            The board of directors of each of Parent (the “Parent Board”) and of Merger Sub have each adopted resolutions approving this Agreement, the CVR Agreement and the Transactions, and declaring it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the CVR Agreement, as applicable.

E.            Each of Parent, Merger Sub and the Company acknowledges and agrees that the Merger shall be governed by, and effected pursuant to, Section 251(h) of the DGCL and shall, subject to satisfaction of the conditions set forth in this Agreement, be consummated as soon as practicable following the Offer Acceptance Time.

F.            Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub entering into this Agreement, certain holders of the Company Shares (the “Supporting Stockholders”) have entered into tender and support agreements, dated as of the date of this Agreement, in substantially the form set forth in Annex II, pursuant to which, among other things, each of the Supporting Stockholders has agreed to tender his, her or its Company Shares to Merger Sub in the Offer (the “Tender Agreements”).

Agreement

The Parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.

Definitions & Interpretations

1.1            Certain Definitions.

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“401(k) Plan” has the meaning set forth in Section 7.8.

“Acceleration Date” has the meaning set forth in Section 3.5(a)(ii).

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 6.3(a).

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(c).

“Alternative Proposal” shall mean any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (including through an exclusive license, partnering or collaboration) (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiary equal to 20% or more of the consolidated assets of the Company and its Subsidiary or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiary are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the total outstanding equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding Company Common Stock, or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the consolidated assets of the Company and its Subsidiary or at least 20% of the total outstanding equity securities of the Company; in each case, other than the Transactions.

“Anti-Corruption Laws” has the meaning set forth in Section 4.22.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or strengthening of a dominant position through merger or acquisition, and all Laws relating to foreign investment or national security matters.

“Book-Entry Shares” has the meaning set forth in Section 3.6(b).

“Business Day” shall have the meaning given to such term in Rule 14d-1(g) under the Exchange Act.

“Cancelled Shares” has the meaning set forth in Section  3.4(b).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Cash-Out Option” has the meaning set forth in Section 3.5(a)(i).

“Certificate of Merger” has the meaning set forth in Section  3.2(b).

“Change in Recommendation” has the meaning set forth in Section 6.3(c).

“Change in Recommendation Notice” has the meaning set forth in Section 6.3(d).

“Closing” has the meaning set forth in Section  3.2(a).

“Closing Date” has the meaning set forth in Section  3.2(a).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in the Recitals.

“Company Charter” shall mean the Company’s Fifth Amended and Restated Certificate of Incorporation, dated as of July 3, 2017, as amended on June 9, 2022, June 8, 2023 and July 24, 2025.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Documents” has the meaning set forth in Section  4.28.

“Company Disclosure Letter” has the meaning set forth in Section 4.

“Company ESPP” shall mean the Company’s 2017 Employee Stock Purchase Plan, as amended.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights (i) owned or co-owned, or purported to be owned or co-owned, by the Company or its Subsidiary (the “Company Owned Intellectual Property Rights”), or (ii) exclusively licensed or purported to be exclusively licensed to the Company or its Subsidiary (the “Company Licensed Intellectual Property Rights”).

“Company Material Adverse Effect” shall mean any change, effect, event, occurrence, or other development that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets and liabilities (taken as a whole), operations, or results of operations of the Company and its Subsidiary, taken as a whole; provided, however, that any change, effect, event, occurrence, or other development (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to not be and shall be deemed to not constitute a “Company Material Adverse Effect,” and any change, effect, event, occurrence, or other development (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall not be (either alone or in combination) taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiary conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the Transactions or any statements by Parent regarding the plans or intentions of Parent with respect to the future conduct of the business of the Company, including (i) the identity of Parent, (ii) the loss or departure of directors, consultants, officers or other employees of the Company or its Subsidiary directly or indirectly resulting from, arising out of, attributable to, or related to the Transaction or any statements by Parent regarding the plans or intentions of Parent with respect to the future conduct of the business of the Company, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers or other business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of the Company or its Subsidiary or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Parent regarding the plans or intentions of Parent with respect to the future conduct of the business of the Company, and (iv) any other negative development (or potential negative development) in the relationships of the Company or its Subsidiary with any of its customers or other business partners, whether as a direct or indirect result of the loss or departure of directors, consultants, officers or employees of the Company or its Subsidiary or otherwise, directly or indirectly resulting from, arising out of, attributable to, or related to the Transactions or any statements by Parent regarding the plans or intentions of Parent with respect to the future conduct of the business of the Company; (g) any actions taken or failure to take action, in each case, to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action expressly required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement to the extent Parent fails to give its waiver or consent thereto in a reasonably prompt timeframe after a reasonably timely written request from the Company therefor; (h) changes in Law or other legal, Tax or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing, in each case, after the date of this Agreement; (i) any fees or expenses incurred in connection with the Transactions; (j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or its Subsidiary to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); (k) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority relating thereto or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof; (l) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, Parent or any of their directors or officers, including legal proceedings arising out of the Offer, the Merger or in connection with any other Transactions; or (m) any regulatory, preclinical, nonclinical, clinical, manufacturing data or other events, occurrences, circumstances, changes, effects or developments relating to any product or product candidate of the Company (including any collaboration products) or any of its Subsidiaries or any competitor of the Company or any of its Subsidiaries or any collaboration partner of any of the foregoing (including, for the avoidance of doubt, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of any new side effects, adverse events or safety observations), in each case not involving Fraud or material and intentional violation of Law (including, as an element, scienter regarding the violation of Law) by the Company; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (e) and (h) disproportionately adversely affect the Company and its Subsidiary, taken as a whole, as compared to other similarly situated companies that conduct business in jurisdictions and in the industries in which the Company and its Subsidiary conduct business (in which case, only such disproportionate adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect).

“Company Option” shall mean an option to purchase Company Shares but shall not mean purchase rights issued under the Company ESPP.

“Company Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been reflected in the financial statements of the Company in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business for amounts not yet delinquent; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, and minor imperfections in title, in each case, that do not materially and adversely impact the current use of the affected property, and leases and subleases of real property in the ordinary course of business; (d) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 or the Company’s subsequent Quarterly Reports on Form 10-Q, including any such Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiary in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 6.1); (e) defects, restrictions, imperfections of title, charges and other similar restrictions, in each case, that do not materially and adversely interfere with the present use of the assets of the Company or its Subsidiary to which they relate; (f) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) with respect to leased, subleased, licensed or sublicensed personal property, the terms and conditions of the lease or license applicable thereto; (h) with respect to leased or subleased real property, the terms and conditions of the lease or sublease applicable thereto; (i) bankers liens, rights of setoff and similar Liens arising in the ordinary course of business, and Liens of a collection bank arising under the Section 4-208 or 4-210 of the UCC; (j) Liens in connection with cash collateral accounts serving as collateral for letters of credit, cash management obligations or other similar obligations in the ordinary course of business; (k) Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (l) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases entered into in the ordinary course of business; (m) pledges or deposits made in the ordinary course of business in connection with obligations in respect of (A) surety or appeal bonds, bid or performance bonds, bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), statutory obligations or other obligations of a like nature and (B) leases in the ordinary course of business; (n) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums; (o) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business pursuant to Incidental Contracts; and (p) Liens described in Section  1.1(b) of the Company Disclosure Letter.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Product” shall mean each of (i) Emi-Le (XMT-1660), (ii) XMT-2056, and (iii) any other product candidate, drug or compound that the Company or its Subsidiary is researching, developing, licensing, testing or seeking regulatory approval for as of the date of this Agreement.

“Company Registered Intellectual Property Rights” shall mean all Registered Intellectual Property Rights within the Company Owned Intellectual Property Rights.

“Company Related Party” has the meaning set forth in Section 9.4(f).

“Company RSU Award” shall mean any award of restricted stock units with respect to Company Shares that is, at the time of determination, subject to vesting or forfeiture conditions or that has vested but has not yet been settled.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.2(c).

“Company Shares” has the meaning set forth in the Recitals.

“Company Stock Awards” shall mean the Company Options and the Company RSU Awards.

“Company Stock Plans” shall mean the Company’s (a) 2007 Stock Incentive Plan, as amended, (b) 2017 Stock Incentive Plan, (c) Company ESPP and (d) 2022 Inducement Stock Incentive Plan.

“Company Stockholders” has the meaning set forth in Section  2.1(b).

“Confidentiality Agreement” has the meaning set forth in Section 10.4.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employees” shall mean all employees of the Company immediately prior to the Effective Time.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument, including all amendments thereto.

“Current ESPP Offering Period” has the meaning set forth in Section  3.5(c).

“CVR” has the meaning set forth in the Recitals.

“CVR Agreement” shall mean the Contingent Value Rights Agreement in the form attached hereto as Annex III to be entered into between Parent and a rights agent mutually agreeable to Parent and the Company (the “Rights Agent”), with such revisions thereto requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of a CVR in the Transactions.

“D&O Insurance” has the meaning set forth in Section 7.6(c).

“Data Protection Laws” shall mean all Laws applicable to the Company or its Subsidiary that regulate (i) the Processing of data, data privacy, or data security, (ii) data breach notification or Security Incident notification requirements; (iii) direct marketing, e-mails, communication by text messages or initiation, transmission, monitoring, recording, or receipt of communications (in any format, including voice, video, email, phone, text messaging, or otherwise); or (iv) consumer protection related to the privacy, security, or protection of Personal Information.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws, (b) the terms of any Contract by which the Company or its Subsidiary is directly bound relating to privacy, information security, or Processing of Personal Information; and (c) the Company’s publicly-available policies, representations, statements, or notices relating to the Company’s Processing of Personal Information.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Company Shares” has the meaning set forth in Section 4.20(g).

“DPA” has the meaning set forth in Section 4.20(f) .

“Effective Time” has the meaning set forth in Section  3.2(b).

“Embargoed Countries” has the meaning set forth in Section 4.26(b).

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“Expiration Date” has the meaning set forth in Section  2.1(c).

“Export Approvals” has the meaning set forth in Section 4.26(a).

“Extension Deadline” has the meaning set forth in Section 4.22.

“FCPA” has the meaning set forth in Section 4.22.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Foreign Antitrust Laws” has the meaning set forth in Section  4.6(a).

“Fraud” shall mean intentional fraud (with an element of scienter, including that the other party relied thereon to its detriment) under the laws of Delaware.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean (a) any government, (b) any governmental, quasi-governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, “Governmental Authority” includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the safety, efficacy, testing, quality, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance, chemical, pollutant, contaminant or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Health Care Laws” shall mean collectively the Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Public Health Service Act (42 U.S.C. Section 201 et seq.), and the regulations promulgated thereunder.

“HIPAA” shall mean U.S. Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Section 1320d et seq.).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“In-Licenses” has the meaning set forth in Section 4.16(c).

“Incidental Contracts” shall mean all (a) non-exclusive rights to shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) Contracts that are ancillary to the purchase or use of software, services, equipment, reagents or other materials, (c) non-disclosure agreements that do not have any continuing obligations, rights or interests (other than customary nondisclosure and confidential information nonuse obligations), (d) non-material services, material transfer, confidentiality, and similar agreements under which Intellectual Property Rights are assigned to the Company or licenses for Intellectual Property Rights are granted or obtained by the Company or its Subsidiary, which such assignments or licenses of Intellectual Property Rights are, in each case, incidental to such agreements, (e) non-material services agreements, the primary purpose of which is unrelated to the licensing or acquisition of Intellectual Property Rights, and (f) form offer letters, employment agreements, consulting or contractor agreements and invention assignment agreements entered into with employees and contractors of the Company or its Subsidiary that are made on such forms and do not provide for severance, accelerated vesting, change of control or retention pay or benefits (contingent or otherwise); provided that, in each case of the foregoing ((a) through (e)), (i) such Contract is entered into in the ordinary course of business and (ii) such Contract excludes any exclusive license to Intellectual Property Rights granted by or to the Company or any of its Affiliates.

“Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Indebtedness of others secured by a Lien on property or assets owned by such Person, whether or not the Indebtedness secured thereby has been assumed, (d) all letters of credit, banker’s acceptances, surety or performance bonds or similar facilities issued for the account of such Person, to the extent drawn upon, (e) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (f) capital lease obligations, and (g) all guarantees of such Person of any Indebtedness of any other Person.

“Indemnified Persons” has the meaning set forth in Section 7.6(a).

“Indemnifying Parties” has the meaning set forth in Section 7.6(b).

“Intellectual Property Rights” shall mean any and all intellectual property and similar proprietary rights throughout the world, including any and all state, United States, international and/or foreign or other territorial or regional rights in, arising out of or associated with any of the following: (a) United States, foreign and international patents, patent applications, and utility models, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, reexaminations, inter partes reviews, post grant reviews, term extensions, confirmations, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, social media accounts or other names and locators associated with the internet, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith and symbolized thereby, (c) works of authorship (whether or not copyrightable) and all copyrights, copyrightable works, derivative works, including registrations and applications for registration thereof, and all renewals, extensions, restorations or reversions of the foregoing, including all rights of authorship, use, publication, publicity, reproduction, distribution, income, performance and transformation, (d) software, including all source code, object code, firmware, development tools files, records and data, all media on which any of the foregoing is recorded, and all related documentation, (e) all inventions, invention disclosures, improvements, formulae, customer lists, trade secrets, know-how (including recipes, specifications, formulae, compositions, sequences, structures, manufacturing and other processes, operating procedures, methods, techniques and all research and development information), technology, technical data, databases, data collections, confidential or proprietary information and other proprietary rights and intellectual property, whether patentable or not, and all documentation relating to any of the foregoing, and (f) all rights to sue or recover and retain damages and costs and attorneys’ fees for the past, present or future infringement, dilution, misappropriation, or other violation of any of the foregoing in clauses (a) through (e) anywhere in the world.

“Intervening Event” shall mean a material change, effect, event, occurrence or other development with respect to the Company and its Subsidiary, taken as a whole, that (a) was not known to the Company, the Company Board or known by the chief executive officer, chief financial officer or any other named executive officers of the Company as of the date of this Agreement and (b) does not relate to (i) an Alternative Proposal, (ii) the expiration or termination of waiting periods or the receipt of approvals, consents or clearances applicable to the Merger under the Antitrust Laws or (iii) any regulatory or clinical development relating to any product or product candidates of the Company, its Subsidiary or their respective competitors.

“IP Contracts” has the meaning set forth in Section 4.16(d).

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean the computer systems, networks, hardware, digital storage media, applications, information technology and software used in or necessary for the conduct of the business of the Company or its Subsidiary at any time.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section  1.1(a) of the Company Disclosure Letter and (b) with respect to Parent or its Subsidiaries, the actual knowledge of the executive officers of Parent, in each case of clauses (a) and (b) after reasonable inquiry of such individuals’ direct reports who would reasonably be expected to have actual knowledge of the matter in question. With respect to any matters relating to Company Intellectual Property Rights, reasonable inquiry requires consultation with external intellectual property counsel; provided that the foregoing shall not require that an individual conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any other Company Intellectual Property Rights clearance searches, and no knowledge of any third party intellectual property that would have (but has not) been revealed by such inquiries, opinions or searches will be imputed to such executive officers or directors.

“Labor Agreement” has the meaning set forth in Section 4.11(k).

“Last Exercise Date” has the meaning set forth in Section 3.5(a)(ii).

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative action, hearing, inquiry, audit, examination or investigation, or (b) litigation, suit, arbitration or other proceedings, in each of (a) and (b), by or before, or otherwise involving, any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, deed of trust, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, preemptive right or other restriction of a similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Material Contract” has the meaning set forth in Section 4.19(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Consideration” has the meaning set forth in Section  3.4(a).

“Milestone Payment(s)” has the meaning set forth in Recital A.

“Milestone(s)” has the meaning set forth in Section 2.1(b).

“Minimum Condition” has the meaning set forth in Annex I.

“Minimum Tender Failure Event” has the meaning set forth in Section 2.1(c).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA.

“NASDAQ” shall mean The Nasdaq Global Select Market.

“OFAC” has the meaning set forth in Section 4.26(a).

“Offer” has the meaning set forth in the Recitals.

“Offer Acceptance Time” has the meaning set forth in Section  2.1(b).

“Offer Commencement Date” has the meaning set forth in Section  2.1(b).

“Offer Conditions” has the meaning set forth in Section  2.1(b).

“Offer Documents” has the meaning set forth in Section  2.1(e).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section  2.1(b).

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority that is binding on any Person or its property under applicable Law.

“Out-Licenses” has the meaning set forth in Section 4.16(d).

“Outside Date” has the meaning set forth in Section 9.1(e).

“Out of the Money Option” shall mean each Company Option which has a per Company Share exercise price that is equal to or greater than the Upfront Consideration.

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 7.8.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Material Adverse Effect” shall mean any change, effect, event, occurrence, or other development that (i) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise), assets and liabilities (taken as a whole), operations, or results of operations of the Parent and its Subsidiaries (including Merger Sub), taken as a whole; provided, however, that any change, effect, event, occurrence, or other development (by itself or when aggregated or taken together with any and all other effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to not be and shall be deemed to not constitute a “Parent Material Adverse Effect,” and any change, effect, event, occurrence, or other development (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall not be (either alone or in combination) taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Parent and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, other acts of God or other force majeure events in the United States or any other country or region in the world; (f) changes in Law or other legal, Tax or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or (g) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing or any Law, regulation, statute, directive, pronouncement or guideline issued by a Governmental Authority relating thereto or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof; except to the extent such effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (a) through (f) disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in jurisdictions and in the industries in which Parent and its Subsidiaries conduct business (in which case, only such disproportionate adverse effects (if any) shall be taken into account when determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate in a material respect); or (ii) that prevents, materially delays or materially impairs Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Related Party” has the meaning set forth in Section 9.4(f).

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section  3.6(a).

“Payment Fund” has the meaning set forth in Section  3.6(a).

“PEO” shall mean a professional employer organization or other co-employment arrangement with a third-party vendor in the business of providing such arrangements, where such vendor serves as the employer of record for employees performing services for the Company.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” shall mean any information or data that either (i) relates to an identified or identifiable natural person, or that is reasonably capable of being used to identify, contact, or precisely locate a natural person, or (ii) is defined as “personal data,” “personal information,” or “protected health information,” under applicable Data Protection Laws.

“Plan” has the meaning set forth in Section  4.11(a).

“Processing” shall mean any operation or set of operations, with respect to data, whether or not by automated means, such as the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal or combination of such data.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Stock” has the meaning set forth in Section  3.4(c).

“Real Property Leases” has the meaning set forth in Section 4.18(b).

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document filed with, issued by, or recorded with or by, any Governmental Authority.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, recycling, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, controlled Affiliates, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Sanctioned Party” has the meaning set forth in Section 4.26(b).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Schedule 14D-9” has the meaning set forth in Section  2.2(a).

“Schedule TO” has the meaning set forth in Section  2.1(e).

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Security Incident” shall mean (i) any unauthorized or unlawful loss of, damage to, access to, use, alteration, acquisition, encryption, theft, modification, destruction, unavailability, disclosure of, or other Processing of Sensitive Data, or (ii) any unauthorized or unlawful access to, theft of, or use of, any IT Systems.

“Sensitive Data” shall mean all (i) Personal Information and (ii) other material proprietary, sensitive, regulated, or confidential information in the Company’s or its Subsidiary’s possession, custody or control.

“Stockholder List Date” has the meaning set forth in Section  2.2(b).

“Subsidiary” of any Person shall mean (a) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written Alternative Proposal that the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) to be (a) reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of, and the time required to effect, closing) of the proposal, the Person making the proposal, the conditionality and other aspects of the Alternative Proposal that the Company Board deems relevant, and (b) if consummated, would result in a transaction that is more favorable from a financial point of view (taking into account the amount, form, likelihood and timing of payment of the consideration) to the Company Stockholders (in their capacities as such) than the Transactions; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Alternative Proposal shall be deemed references to “50%”.

“Supporting Stockholders” has the meaning set forth in the Recitals.

“Surviving Company” has the meaning set forth in the Recitals.

“Tax” shall mean any federal, state, local or foreign income, gains, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other taxes, assessments, fees, levies, duties, tariffs, imposts, and other similar charges in the nature of a tax imposed by any Taxing Authority, including any interest, penalty or addition to tax imposed by such Taxing Authority.

“Tax Return” shall mean any report, declaration, return, information return, election, refund claim or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over or responsibility for the assessment, determination, reporting, collection or administration of Taxes.

“Tender Agreements” has the meaning set forth in the Recitals.

“Termination Fee” has the meaning set forth in Section 9.4(g).

“TD Cowen” has the meaning set forth in Section 4.10.

“Trade Laws” has the meaning set forth in Section 4.26(a).

“Transactions” shall mean (i) the execution and delivery of this Agreement, the CVR Agreement and the Tender Agreements and (ii) all of the transactions contemplated by this Agreement, the CVR Agreement and the Tender Agreements, including the Offer and the Merger.

“UCC” shall mean, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“Uncertificated Shares” shall mean any holder of shares of Company Common Stock held in book-entry form.

“Upfront Consideration” has the meaning set forth in the Recitals.

“WARN Act” has the meaning set forth in Section 4.11(n).

“Willful Breach” shall mean a material breach, or a material failure to perform any covenant or agreement set forth in this Agreement prior to the termination of this Agreement in accordance with its terms, in each case that is the consequence of an act or omission taken by a Party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, result in a material breach of this Agreement.

1.2            Certain Interpretations.

(a)            Unless otherwise indicated, all references herein to Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)            Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)            Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d)            If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e)            Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)            The term “or” is not exclusive.

(g)            When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(h)            The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i)            References to “$” and “dollars” are to the currency of the United States of America.

(j)            Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(k)            “and/or” means A or B, or both A and B.

(l)            “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)            Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(n)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(o)            Where used with respect to information, document or material, the phrases “provided,” “delivered” or “made available” to the Parent means that such information, document or material referred to has been (i) physically or electronically delivered to the Parent or Parent’s Representatives at least twenty-four (24) hours prior to the date hereof, (ii) posted in the virtual data room established and maintained by the Company in connection with the Transactions at least twenty-four (24) hours prior to the date hereof, or (iii) publicly disclosed in the Company SEC Reports that have been filed at least forty-eight (48) hours prior to the date hereof.

(p)            Where used with respect to information, document or material, the phrases “provided,” “delivered” or “made available” to the Company means that such information, document or material referred to has been (i) physically or electronically delivered to the Company or Company’s Representatives at least twenty-four (24) hours prior to the date hereof or (ii) publicly filed by Parent prior to the execution of this Agreement at least forty-eight (48) hours prior to the date hereto.

(q)            The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 2.

THE OFFER

2.1            The Offer.

(a)            Commencement of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9, as promptly as reasonably practicable after the date of this Agreement, subject to the Company then being prepared to file the Schedule 14D-9 on the same day as the commencement of the Offer, and having complied in all material respects with its obligations to provide information to Merger Sub pursuant to Section  2.1(e) and Section  2.2(b), but in no event more than 10 Business Days after the date of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer (such date, the “Offer Commencement Date”).

(b)            Terms and Conditions of the Offer. Subject to the terms and conditions of this Agreement, including the prior satisfaction of the Minimum Condition and the satisfaction or waiver of the other conditions set forth in Annex I (collectively, the “Offer Conditions”), as soon as practicable after the Expiration Date, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer in accordance with its terms, and promptly accept for payment and promptly thereafter pay for all Company Shares validly tendered and not properly withdrawn pursuant to the Offer (the time of such acceptance for payment, the “Offer Acceptance Time”). The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that contains terms not inconsistent with those set forth in this Agreement. Merger Sub and Parent expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition and (iii) make any other changes in the terms and conditions of the Offer not inconsistent with the terms of this Agreement; provided, however, that without the prior written consent of the Company, Merger Sub shall not (A) decrease the Offer Price, including by reducing the amount of the Upfront Consideration or the amount or number of any of the Milestone Payments underlying the CVR to be paid per Company Share (other than in connection with Section  2.1(g) hereof), (B) change the form of consideration payable in the Offer (other than the substitution of cash for the elimination of one or more Milestone Payment(s) for each CVR in an amount equal to the applicable maximum Milestone Payment payable for such eliminated Milestone(s) (as defined in the CVR Agreement, each a “Milestone”) for the CVR), (C) decrease the maximum number of Company Shares sought to be purchased for payment in the Offer (other than pursuant to Section  2.1(g) hereof), (D) impose conditions or requirements to the Offer in addition to the Offer Conditions, (E) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Company Shares (collectively, the “Company Stockholders”) in its capacity as such, (F) change or waive the Minimum Condition, (G) extend or otherwise change the Expiration Date of the Offer (except to the extent permitted or required pursuant to Section  2.1(c)), (H) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (I) amend or modify the terms of the CVR or the CVR Agreement (other than as set forth in the definition thereof and other than the substitution of cash for the elimination of one or more Milestone Payment(s) for each CVR in an amount equal to the applicable maximum Milestone Payment payable for such eliminated Milestone(s) for the CVR). The Offer may not be terminated prior to the Expiration Date (or any rescheduled Expiration Date) of the Offer without the prior written consent of the Company, unless this Agreement is terminated in accordance with Section 9.

(c)            Expiration and Extension of the Offer. Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall initially be scheduled to expire one minute following 11:59 p.m. Eastern time, on the 20th Business Day following the Offer Commencement Date, determined as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act (unless otherwise agreed to in writing by Parent and the Company) (such date or such subsequent date and time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the Parties’ respective termination rights under Section 9: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, if permitted hereunder and under applicable Laws, Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for additional periods of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied; (ii) Merger Sub shall extend the Offer from time to time for: (A) the minimum period required by any Law or any interpretation or position of the SEC or its staff or NASDAQ or its staff, in each case, applicable to the Offer or as may be necessary to resolve any comments of the SEC or NASDAQ or their respective staff, in each case, as applicable to the Offer, the Schedule 14D-9 or the Offer Documents; and (B) periods of up to 10 Business Days per extension, until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; (iii) if, as of the then-scheduled expiration date of the Offer, the Outside Date would have otherwise occurred but shall have been extended as a result of any action brought by the Company pursuant to Section 10.10 to specifically enforce the terms or provisions of this Agreement, Parent and Merger Sub shall extend the Offer until one minute after 11:59 p.m., Eastern time, on the day that is the Outside Date as it may be so extended pursuant to the terms of this Agreement; and (iv) if, as of the scheduled Expiration Date,(A) any Offer Condition (other than the Minimum Condition, the Offer Condition set forth in clause (iv) of Annex I or such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) is not satisfied and has not been waived, at the request of the Company, Merger Sub shall extend the Offer on one or more occasions for an additional period of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied or (B) the Minimum Condition is the only Offer Condition that is not satisfied or waived (other than such Offer Conditions that by their nature are to be satisfied or waived as of the Offer Acceptance Time) (the “Minimum Tender Failure Event”), at the request of the Company, Merger Sub shall extend the Offer on up to two occasions for additional periods specified by the Company of up to 10 Business Days per extension, to permit the Minimum Condition to be satisfied (it being understood and agreed that in the event of a Minimum Tender Failure Event, Merger Sub may, in its sole discretion, extend the Offer, subject to the following proviso); provided that in no event shall Merger Sub: (1) be required to extend the Offer beyond the earlier to occur of (the “Extension Deadline”) (x) the valid termination of this Agreement in compliance with Section 9 and (y) the Outside Date; or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(d)            Termination of Offer. In the event that this Agreement is terminated pursuant to the terms of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and, in any event, within one Business Day of such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Company Shares pursuant to the Offer. If the Offer is terminated or withdrawn by Merger Sub, Merger Sub shall promptly return, and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Laws, all tendered Company Shares to the registered holders thereof.

(e)            Offer Documents. As promptly as practicable on the Offer Commencement Date (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a tender offer statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) that will contain as an exhibit the Offer to Purchase and form of the related letter of transmittal, (ii) cause the Offer to Purchase and related documents to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws, (iii) deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act and (iv) give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act. Parent and Merger Sub agree that they shall cause the Schedule TO and all amendments, supplements and exhibits thereto (which together constitute the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and other applicable Laws. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it or on its behalf specifically for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and Parent further agrees to use reasonable best efforts to correct the Offer Documents and to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities Laws. The Company shall promptly furnish in writing to Parent and Merger Sub or Parent’s legal counsel all information concerning the Company and the Company Stockholders, holders of Company Options and holders of Company RSU Awards that may be required under applicable Laws and/or in connection with any action contemplated by this Section  2.1(e), The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with any written comments or telephonic notification of any oral comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments. Parent and Merger Sub shall provide the Company and its counsel with a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Subject to the foregoing, each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer after they are received.

(f)            Funds. Parent shall provide, or cause to be provided to Merger Sub all of the funds necessary for the purchase of the Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer, and shall cause each of Merger Sub and the Surviving Company to perform, on a timely basis, all of Merger Sub’s and Surviving Company’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective controlled Affiliates shall, tender any Company Shares held by them into the Offer.

(g)            Adjustments. If, between the date of this Agreement and the Offer Acceptance Time, the outstanding Company Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted.

(h)            Acceptance. Subject only to the satisfaction or, to the extent waivable by Merger Sub or Parent, waiver by Merger Sub or Parent of each of the Offer Conditions, Merger Sub shall (and Parent shall cause Merger Sub to) promptly after the Expiration Date (i) irrevocably accept for payment all Company Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) pay for such Company Shares.

(i)            CVR Agreement. At or prior to the Offer Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by the Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of a CVR in the Transactions.

2.2            Company Actions.

(a)            Schedule 14D-9. On the day that the Offer is commenced, substantially contemporaneously with and following the filing by Parent and Merger Sub of the Schedule TO, the Company shall file with the SEC and disseminate to holders of Company Shares, in each case as and to the extent required by applicable Laws, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments, supplements or exhibits thereto, the “Schedule 14D-9”) that (A) unless the Company Board has made a Change in Recommendation in accordance with Section  6.3(c), shall reflect the Company Board Recommendation and (B) includes a notice of appraisal rights and other information in accordance with Section 262(d)(2) of the DGCL. Prior to such filing and dissemination the Company shall set the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. The Company agrees that it will cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Laws and for the notice to comply in all material respects with Section 262 of the DGCL. Each of Parent, Merger Sub and the Company agrees to respond promptly to any comments of the SEC or its staff and to promptly correct any information provided by it or on its behalf specifically for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable law, and the Company further agrees to use reasonable best efforts to correct the Schedule 14D-9 and to cause the Schedule 14D-9 as so corrected to be promptly filed with the SEC and to be promptly disseminated to holders of Company Shares, in each case as and to the extent required by applicable U.S. federal securities laws. Parent and Merger Sub shall promptly furnish or otherwise make available to the Company or its legal counsel all information concerning Parent and Merger Sub and their stockholders that may be required in connection with any action contemplated by this Section  2.2(a). Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 and any amendment thereto prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Company shall provide Parent and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff and a reasonable opportunity to participate in any discussions with the SEC or its staff concerning such comments. Subject to the forgoing, the Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 after they are received.

(b)            Stockholder Lists. The Company shall reasonably promptly after the date of this Agreement, furnish or cause its transfer agent to furnish to Parent or its designated agent with (i) a list, as of the Stockholder List Date, of its stockholders, (ii) mailing labels containing the names and addresses, as of Stockholder List Date, of its stockholders and (iii) any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case accurate and complete as of the Stockholder List Date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. The date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated (the “Stockholder List Date”) shall not be more than 10 Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated. The information contained in any such labels, listings and files furnished in accordance with this Section  2.2(b) shall be held in confidence by Parent and Merger Sub in accordance with the requirements of the Confidentiality Agreement.

Section 3.

THE MERGER

3.1            Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, the Company and Parent shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the Surviving Company, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in this Section 3. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

3.2            Closing; Effective Time.

(a)            Unless this Agreement shall have been terminated pursuant to Section 9, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place electronically at 7:45 a.m. Eastern time as promptly as practicable (but in any event no later than the first Business Day) following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the provisions of this Agreement, concurrently with the Closing or as soon as practicable following the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

3.3            Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent following consultation with the Company prior to the Effective Time:

(a)            by virtue of the Merger without any further action, the certificate of incorporation of the Surviving Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to read as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter amended in accordance with the DGCL and such certificate of incorporation;

(b)            the bylaws of the Surviving Company shall be amended and restated in their entirety as of the Effective Time to read as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Company until thereafter amended in accordance with the DGCL and such bylaws; and

(c)            the directors and officers of the Surviving Company immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time.

3.4            Effect on Capital Stock.

(a)            Cancellation of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of the Company or Merger Sub, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and other than any Dissenting Company Shares) shall be converted into the right to receive the Offer Price (the “Merger Consideration”), without interest, subject to any applicable withholding Tax. From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such shares of Company Common Stock in accordance with Section  3.6.

(b)            Cancellation of Treasury Stock and Parent-Owned Stock. At the Effective Time, all shares of Company Common Stock owned by the Company (or held in the Company’s treasury), Parent, Merger Sub or by any of their respective Subsidiaries (such shares, “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)            Treatment of Merger Sub Capital Stock. At the Effective Time, each issued and outstanding share of common stock of Merger Sub, par value $0.0001 (the “Merger Sub Stock”) shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company. From and after the Effective Time, all certificates representing Merger Sub Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

(d)            Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock outstanding after the date hereof and prior to the Effective Time.

(e)            Statutory Rights of Appraisal.

(i)            Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Persons who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such shares being referred to collectively as the “Dissenting Company Shares” until such time as the holder thereof fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the Laws of the State of Delaware with respect to such shares) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.4. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL (and in such case, at the Effective Time the Dissenting Company Shares will no longer be outstanding and will automatically be canceled and cease to exist, and each holder of Dissenting Company Shares will cease to have any rights with regard thereto except such holder’s right to receive the appraised value of such Dissenting Company Shares to the extent afforded by Section 262 of the DGCL), except that all Dissenting Company Shares held by Persons who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will cease to be Dissenting Company Shares and will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and subject to any applicable withholding Tax, upon surrender of the Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section  3.6. From and after the Effective Time, a holder of Dissenting Company Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Company or of a stockholder of Parent.

(ii)            The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to lead all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle, or approve the withdrawal of, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with Section 262 of the DGCL or agree to do any of the foregoing. The Company shall provide each of the holders of Company Common Stock as of the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL with the notice contemplated thereby as part of the Schedule 14D-9.

3.5            Company Stock Awards.

(a)            By virtue of the Merger and without any action on the part of the Company, Parent or the holder thereof,

(i)            each Company Option outstanding and unexercised immediately prior to the Effective Time that is not an Out of the Money Option (each such Company Option, a “Cash-Out Option”) shall become fully vested as of immediately prior to the Effective Time and shall be cancelled and converted into the right to receive: (i) the Merger Consideration minus (ii) the exercise price payable per share of Company Common Stock underlying such Company Option. The terms of the CVR to be issued to any holder of Cash-Out Options in accordance with this Section 3.5(a) and the circumstances in which any Milestone Payment is made in respect thereof, shall be governed solely by the CVR Agreement.

(ii)            Effective as of ten (10) Business Days prior to the Closing Date, or such other date occurring prior to the Closing Date as may be determined by the Company Board in its discretion (such date, the “Acceleration Date”), each then outstanding and unexercised Out of The Money Option will vest in full and become exercisable up to and through the closing of regular trading on the Nasdaq Stock Market on the fifth (5th) Business Day following the Acceleration Date (such fifth business day, the “Last Exercise Date”) in accordance with the terms and conditions of such Out of The Money Option, and such Out of The Money Option shall be canceled and shall cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor if not exercised by the holder thereof on or prior to the close of regular trading on the Last Exercise Date.

(b)            By virtue of the Merger and without any action on the part of the Company, Parent or the holder thereof, each Company RSU Award outstanding as of immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and converted into the right to receive (without interest and subject to deduction for any required withholding Tax as contemplated in Section  3.7) the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time. The terms of the CVR to be issued to any holder of Company RSU Awards in accordance with this Section 3.5(b), and the circumstances in which any Milestone Payment is made in respect thereof, shall be governed solely by the CVR Agreement.

(c)            As soon as practicable following the date of this Agreement, the Company Board shall take such actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to each offering period that is in effect as of the date of this Agreement (each a “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date of this Agreement may become a participant in the Company ESPP and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Period(s); (ii) no additional offering period shall commence under the Company ESPP after the date of this Agreement; (iii) subject to the consummation of the Merger, the Company ESPP shall terminate, effective immediately prior to the Effective Time; and (iv) if any Current ESPP Offering Period will still be in effect as of immediately prior to the Effective Time, then each outstanding option granted pursuant to the Company ESPP shall be terminated immediately prior to the Effective Time and the balances in the accounts of participants in the Company ESPP shall be returned to them.

(d)            Prior to the Effective Time, the Company Board shall pass resolutions as are necessary for the treatment of the Company Options, Company RSU Awards and the Company ESPP as contemplated by this Section  3.5.

3.6            Payment for Securities.

(a)            Payment Fund. Prior to the Effective Time, Parent or Merger Sub shall designate a bank or trust company reasonably acceptable to the Company to act as the agent (the “Paying Agent”) for the holders of (i) Company Shares, with respect to such holders’ rights to receive the Upfront Consideration in accordance with Section 3.4, (ii) Cash-Out Options, with respect to such holders’ rights to receive the Upfront Consideration in accordance with Section 3.5(a)(i) (subject to Section  3.6(c)) and (iii) Company RSU Awards, with respect to such holders’ rights to receive the Upfront Consideration in accordance with Section 3.5(b) (subject to Section  3.6(c)). The agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. The Paying Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. Substantially concurrently with the Effective Time, Parent or Merger Sub shall deposit, or shall cause to be deposited, with the Paying Agent cash in an amount sufficient to make payment of (A) the Upfront Consideration payable to holders of Company Shares pursuant to the Offer and Merger in accordance with Section 2.1(b) and Section 3.4, (B) the Upfront Consideration payable to holders of Cash-Out Options in accordance with Section 3.5(a)(i) (other than the Upfront Consideration payable to holders of Cash-Out Options in accordance with Section  3.6(c)) and (C) the Upfront Consideration payable to holders of Company RSU Awards pursuant to Section 3.5(b) (other than the Upfront Consideration payable to holders of Company RSU Awards in accordance with Section  3.6(c)) (such cash amounts together, the “Payment Fund”). In the event the Payment Fund shall be insufficient to pay the aggregate Upfront Consideration payable pursuant to Section 2.1(b), Section 3.4, Section 3.5(a)(i) and Section 3.5(b), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. Parent shall cause the Paying Agent to make, and the Paying Agent shall make, delivery of the Upfront Consideration out of the Payment Fund in accordance with this Agreement. The Payment Fund shall not be used for any other purpose. The Payment Fund may be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Book-Entry Shares pursuant to Section 2 or this Section 3.

(b)            Procedures for Surrender. Promptly after the Effective Time, Parent shall, and shall cause the Surviving Company to, cause the Paying Agent to mail to each holder of record of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) and whose shares of Company Common Stock were converted pursuant to Section  3.4 into the right to receive the Merger Consideration (including any Out of the Money Options exercised into shares of Company Common Stock on or prior to the Last Exercise Date in accordance with Section 3.5(a)(ii)), a letter of transmittal, which shall provide instructions for effecting the surrender of the Book-Entry Shares in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section  3.4. Upon surrender of a Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent or the Surviving Company, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Section 3 (subject to deduction for any required withholding Tax as contemplated in Section  3.7), for each share of Company Common Stock formerly represented by such Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within 5 Business Days following the later to occur of (x) the Effective Time and (y) the Paying Agent’s receipt of such Book-Entry Share, and the Book-Entry Share so surrendered shall be forthwith cancelled. Payment of the applicable Merger Consideration (subject to deduction for any required withholding Tax as contemplated in Section  3.7) with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section  3.6, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, as contemplated by this Section 3, without interest thereon.

(c)            Payroll Payments. As soon as reasonably practicable after the Effective Time (but no later than 15 days after the Effective Time), Parent or Merger Sub shall pay, or shall cause to be paid, through the Surviving Company’s or the applicable Subsidiary’s payroll the aggregate consideration payable hereunder with respect to Cash-Out Options and Company RSU Awards (without interest and subject to deduction for any required withholding Tax as contemplated in Section  3.7 and, in the case of Cash-Out Options, in accordance with Section 3.5(a)(i) (e.g., with respect to payments made to a current or former Company employee in respect of his, hers or its Cash-Out Options or Company RSU Awards)); provided, however, that to the extent that withholding Taxes are not required to be deducted and withheld by applicable Law, the consideration payable pursuant to Section  3.5 with respect to such Cash-Out Option or Company RSU Award shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in this Section  3.6.

(d)            Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)            Termination of Payment Fund; No Liability. At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Payment Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Book-Entry Shares, Company Options or Company RSU Awards payable by the Paying Agent in accordance with Sections 3.6(a) and 3.6(c), and thereafter such holders shall be entitled to look only to the Surviving Company and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to (i) the Upfront Consideration payable to holders of Company Shares pursuant to the Merger in accordance with Section 3.4, (ii) the Upfront Consideration payable to holders of Cash-Out Options in accordance with Section 3.5(a)(i) and (iii) the Upfront Consideration payable to holders of Company RSU Awards pursuant to Section 3.5(b), payable upon due surrender of such holder’s Book-Entry Shares and compliance with the procedures in Section  3.6(b), the cancellation of Cash-Out Options in accordance with Section 3.5(a)(i) or the cancellation of Company RSU Awards in accordance with Section 3.5(b), as applicable, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Company, Parent or the Paying Agent shall be liable to any holder of a Book-Entry Share, Company Option or Company RSU Award for any portion of (A) the Upfront Consideration payable to holders of Company Shares pursuant to the Merger in accordance with Section 3.4, (B) the Upfront Consideration payable to holders of Cash-Out Options in accordance with Section 3.5(a)(i) and (C) the Upfront Consideration payable to holders of Company RSU Awards pursuant to Section 3.5(b), or any other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.7            Withholding Rights. Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold, or cause the Paying Agent or any other applicable withholding agent to deduct and withhold, from any payments made pursuant to this Agreement, any Taxes required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Law. To the extent that amounts are so withheld and remitted to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

3.8            Further Actions. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the sections or subsections of the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) corresponding to the particular Section or subsection in this Section 4 or (other than with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.10, 4.24 or 4.25) otherwise disclosed in any other section or subsection of the Company Disclosure Letter to the extent it is reasonably apparent on the face of such disclosure that such matter is applicable to qualify such representation and warranty, or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC on or after January 1, 2025 and publicly available on EDGAR prior to the date hereof (excluding any disclosure under the headings “Risk Factors” or “Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any statements made under such headings or in such predictive, cautionary or forward-looking statements) and other than with respect to the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.4), the Company hereby represents and warrants to Parent as follows:

4.1            Organization and Qualification.

(a)            The Company is duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or having such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            Section  4.1(b) of the Company Disclosure Letter sets forth the sole Subsidiary of the Company, including its jurisdiction of incorporation, officers and directors, issued and outstanding equity interests and the holder(s) of such equity interests. The Company’s Subsidiary is duly organized and validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of its jurisdiction of organization, with all corporate or entity power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company’s Subsidiary is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)            The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and the bylaws (or similar organizational or governing documents) as currently in effect for the Company and its Subsidiary.

(d)            Neither the Company nor its Subsidiary, directly or indirectly, owns any interest in any Person other than, with respect to the Company, its Subsidiary (other than interests held for passive investment purposes).

4.2            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of the Company consists of 350,000,000 Company Shares and 25,000,000 shares of Company Preferred Stock. At the close of business on November 10, 2025 (the “Capitalization Date”), (i) 4,998,750 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 480,864 Company Shares were subject to issuance pursuant to outstanding Company Options, (iv) 107,835 Company Shares were subject to issuance pursuant to outstanding Company RSU Awards, (v) 389,873 Company Shares were reserved for future issuance under the Company Stock Plans (other than the Company ESPP) and (vi) 35,433 Company Shares were reserved for future issuance under the Company ESPP. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSU Awards outstanding as of the Capitalization Date in accordance with their terms. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free of preemptive rights. The weighted average exercise price of the Company Options outstanding as of the Capitalization Date was $124.37. As of the Capitalization Date, 112,816 Company Shares were subject to issuance pursuant to outstanding Cash-Out Options and the weighted average exercise price of such Cash-Out Options outstanding as of the Capitalization Date was $14.95.

(b)            Section  4.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the Capitalization Date, of all Company Stock Awards, indicating as applicable, with respect to each Company Stock Award then outstanding, the name of the holder of the Company Stock Award, the type of Company Stock Award, the number of Company Shares subject to such Company Stock Award, the grant date for such Company Stock Award, the exercise or purchase price applicable to such Company Stock Award, the expiration date of such Company Stock Award and the Company Stock Plan under which such Company Stock Award was granted. Each Company Stock Award (A) was issued in accordance with the terms of the Company Stock Plan under which it was granted and all applicable Laws and (B) is not subject to Section 409A of the Code. The Company has made available to Parent complete and accurate copies of all Company Stock Plans pursuant to which Company Stock Awards have been issued and forms of award agreement evidencing Company Stock Awards. Each Company Stock Award characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(c)            Except (A) for the conversion privileges of the Company Stock Awards and the purchase rights under the Company ESPP and (B) the exercise of the purchase rights under the Company ESPP, the exercise of Company Options and the settlement of Company RSU Awards, in each case, outstanding as of the Capitalization Date, there are no outstanding (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) contracts, agreements, arrangements, plans, options, warrants, rights, stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or other agreements or commitments requiring the Company to issue, or other obligations requiring the Company to issue, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company (or, in each case, the economic equivalent thereof), (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (iv) obligations by the Company to make any payments based on the price or value of the Company Shares. The Company has no outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with Company Stockholders on any matter.

(d)            Except for the Company Stock Awards in accordance with their terms, as of the close of business on the Capitalization Date, (i) there were no outstanding obligations requiring the Company or its Subsidiary to purchase, redeem or otherwise acquire any Company Securities or any shares of capital stock of the Company’s Subsidiary; (ii) there were no voting trusts or other agreements or understandings to which the Company or its Subsidiary is a party with respect to the voting of capital stock of the Company or its Subsidiary; and (iii) all outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e)            All of the outstanding shares of capital stock or equivalent equity interests of each Subsidiary of the Company are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material liens, pledges, security interests or other encumbrances.

4.3            Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section  5.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section  5.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

4.4            Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, unanimously (i) determined that this Agreement and the Transactions are advisable and fair to, and in the best interest of, the Company and the Company Stockholders, (ii) agreed that the Merger shall be subject to Section 251(h) of the DGCL, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, and approved the CVR Agreement and the transactions contemplated thereby, and (iv) resolved to recommend that the holders of Company Shares accept the Offer and tender their Company Shares to Merger Sub pursuant to the Offer.

4.5            No Vote Required. Assuming the Merger is consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representation set forth in the first sentence of Section  5.6, no vote of the Company Stockholders is necessary to adopt this Agreement and consummate the Transactions.

4.6            Consents and Approvals; No Violation.

(a)            Assuming the accuracy of the representation set forth in the first sentence of Section  5.6, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) violate or conflict with or result in any breach of any provision of the Company Charter or the bylaws of the Company (or other similar governing documents) or its Subsidiary, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and state securities Laws or “blue sky” Laws and the rules and regulations thereunder, (ii) as may be required under the HSR Act or any applicable foreign Antitrust Laws (“Foreign Antitrust Laws”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material contract to which the Company or any Subsidiary of the Company is a party or by which any of their respective assets or properties are bound, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or its Subsidiary (other than Company Permitted Liens or a Lien created by Parent or its Affiliates) or (e) violate any Law or Order applicable to the Company or its Subsidiary or by which any of their respective assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.7            Reports; Financial Statements.

(a)            Since January 1, 2025, the Company has filed or furnished all reports, schedules, forms, statements and other documents required by applicable Law to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied, as of their respective filing dates (and, in the case of registration statements, as of the date of effectiveness) or, if amended, supplemented or superseded by a subsequent filing, as of the date of the last such amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, (i) none of the Company SEC Reports is the subject of ongoing SEC review and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company and its Subsidiary. No current or former executive officer of the Company has failed to make the certifications required of him or her under Rule 13a-14 or 15d-14 promulgated under the Exchange Act or Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report since January 1, 2025.

(b)            The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiary as of their respective dates, and the stockholders’ equity, results of operations and changes in financial position or cash flows for the periods presented therein all in accordance with GAAP (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments (none of which are reasonably expected to be material in nature or amount)). As of the date of this Agreement, the Company does not intend to correct or restate, and to the Knowledge of the Company, there is not any reasonable basis to correct or restate, any of the audited consolidated financial statements or unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) of the Company filed in or furnished with the Company SEC Reports.

(c)            The Company maintains, and at all times since January 1, 2025, has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiary; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company or its Subsidiary that could have a material effect on the financial statements. Neither the Company, nor, to the Knowledge of the Company, the Company’s independent accountant, has identified or been made aware of (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” that would be reasonably likely to adversely affect in any material way the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s “internal control over financial reporting.” The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d)            The Company maintains and since January 1, 2025, has maintained “disclosure controls and procedures” as defined in and required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e)            The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

(f)            Neither the Company nor its Subsidiary is a party to, or has entered into any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or its Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or its Subsidiary in the Company’s audited consolidated financial statements or other Company SEC Reports.

(g)            Since January 1, 2025, there have not been any disagreements with the current or former independent accountants engaged as the principal accountants to audit the Company’s consolidated financial statements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if required to be disclosed in the Company SEC Reports pursuant to the published rules and regulations of the SEC applicable thereto, were not so disclosed in a timely manner.

4.8            No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor its Subsidiary have any Liabilities, except for (a) liabilities disclosed on the Company’s consolidated audited balance sheet as of December 31, 2024, including the footnotes thereto, including in the Company’s Annual Report on Form 10-K for the period ended December 31, 2024, (b) liabilities incurred in the ordinary course of business since December 31, 2024 (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement or misappropriation), (c) performance obligations on the part of the Company or its Subsidiary pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder) and (d) liabilities arising out of or in connection with this Agreement and the Transactions.

4.9            Absence of Certain Changes. Since December 31, 2024 through the date of this Agreement, (a) the Company and its Subsidiary have not suffered any Company Material Adverse Effect, (b) the Company and its Subsidiary have conducted their respective businesses in the ordinary course of business in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (c) neither the Company nor its Subsidiary has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance. Since June 30, 2025 through the date of this Agreement, neither the Company nor its Subsidiary have taken any actions which, had such actions been taken after the date of this Agreement, would have required the written consent of Parent pursuant to Section  6.1 (other than clauses (ii), (vi), (ix) and (xvi) of Section 6.1).

4.10            Brokers; Certain Expenses. Except for TD Securities (USA) LLC (“TD Cowen”), whose fees and expenses shall be paid by the Company, no broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company or its Subsidiary or any of their respective officers, directors or employees.

4.11            Employee Benefit Matters/Employees.

(a)            Section  4.11 (a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material Plan. For purposes of this Agreement, “Plan” means, each (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) employment, individual consulting, pension, retirement, postretirement or retiree welfare arrangement, profit sharing, deferred compensation, employee loan, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation or paid-time off, tax gross ups, bonus or other compensatory incentive plans, programs, policies or agreements, (iii) medical, vision, educational or employee assistance, dental, disability, death, hospitalization or other health and welfare plans, life insurance plans, fringe benefit plans, and all other employee benefit plans, agreements, and arrangements, and (iv) plan or arrangement providing compensation to employee and non-employee directors, in each case, sponsored, maintained or contributed to by the Company or under which the Company has or may have any obligation or Liability, excluding any plan or program that is sponsored solely by a Governmental Authority to which the Company contributes pursuant to applicable Law (collectively, the “Plans”), other than any Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than 30 days’ notice without further Liability (or such other period provided by applicable Law) and does not provide any retention, change in control or severance payments or similar benefits. With respect to each Plan, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) the written Plan document, if applicable, including amendments thereto (or, in the case of an unwritten Plan, a written description of the material terms thereof); (B) the three most recent annual reports on Form 5500 filed with respect to each Plan for which a Form 5500 filing is required by applicable Law; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination or opinion letter, if any, received with respect to any applicable Plan; (E) the last three years of non-discrimination testing results; and (F) all non-routine correspondence to and from any Governmental Authority within the past year.

(b)            Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the Knowledge of the Company, no event or omission has occurred that would cause any Plan to lose such qualification. Each Plan and any related trust has been maintained and administered, in all material respects, in compliance with its terms and conditions as well as in material compliance with ERISA, the Code and other applicable Laws. As of the date of this Agreement, other than routine claims for benefits and proceedings with respect to qualified domestic relations orders, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or involving any Plan that could give rise to any liability. No Plan is the subject of an application or filing under any amnesty, voluntary compliance, or similar program sponsored by any Governmental Authority. All material payments and contributions required to have been made by the Company with respect to each Plan either have been timely made or have been accrued in accordance with the terms of the applicable Plan and applicable Law.

(c)            Neither the Company nor any entity that would at the relevant time have been an Affiliate of the Company has, within the past six years, maintained or contributed to, or has been obligated to maintain or contribute to, (i) any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a “defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d)            No Plan provides for post-retirement or other post-employment welfare benefits other than (i) statutory liability for providing group health care continuation coverage as required by Section 4980B of the Code or any similar state Law or ERISA or any other applicable Law or (ii) coverage through the end of the calendar month in which a termination of employment occurs.

(e)            Except as contemplated by this Agreement or set forth in Section  4.11(e) of the Company Disclosure Letter, neither the execution by the Company of this Agreement nor the consummation of the Transactions would reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former employee, director or individual consultant or independent contractor of the Company or its Subsidiary to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, director or individual consultant or independent contractor; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit to any such employee, director or individual consultant or independent contractor; (iv) result in any violation of, or default under, any Plan; (v) limit or restrict the right of the Company to merge, amend or terminate any Plan; or (vi) result in any payment or benefit with respect to any “disqualified individual” (as defined in Section 280G of the Code) that could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f)            Each Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g)            No Plan provides for any tax “gross-up” or similar “make-whole” payments, reimbursement or other indemnification for any Tax or related interest or penalties.

(h)            The Company has made available a list, true, correct and complete as of the date of this Agreement, identifying: all current officers and employees of the Company showing, as applicable, each such individual’s name; employing entity; title/position; status as exempt vs. non-exempt from the minimum wage and overtime regulations of the federal Fair Labor Standards Act or similar state law; state/country of employment; immigration status; date of hire; any leave of absence status; annual salary; and commission and bonus entitlement for the current calendar year. The Company has also included a list of all Persons who have been offered and accepted employment with the Company, including all of the foregoing information as contemplated by such Persons’ offers of employment with the Company (to the extent applicable). Further, the Company has provided a list, true, correct, and complete as of the date of this Agreement, identifying all of its current individual independent contractors, consultants, advisors, and Persons who perform services for the Company under a leasing, contract worker, or similar arrangement with a third-party employer, and for each: (i) such individual’s engaging entity, (ii) such individual’s compensation arrangement; (iii) the commencement date of such individual’s engagement; and (iv) with respect to individual consultants, contractors, advisors, or other Persons performing services for the Company, the state or, if outside the United States, country from or in which consulting services are being provided.

(i)            Except as set forth in Section 4.11(i) of the Company Disclosure Letter, all of the Company’s employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination or as required under applicable Law. Except as set forth in Section 4.11(i) of the Company Disclosure Letter, the services of all individual independent contractors, consultants, advisors, or other similar service providers to the Company can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. To the Company’s Knowledge, no employee intends to terminate his or her employment or service with the Company. To the Company’s Knowledge, no employee of the Company is bound by any Contract that materially limits the ability of such Person (i) to engage in or continue or perform any conduct, activity, duty or practice relating to the business of the Company or (ii) to assign to the Company or its Subsidiary or to any other Person any rights to any invention, improvement or discovery developed while acting in any capacity for or on behalf of the Company.

(j)            There are no Legal Proceedings, including any charges of unfair labor practices, against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority, arbitrator, or otherwise in connection with the employment or engagement of any current or former employee of the Company.

(k)            The Company is not a party to any collective bargaining agreement or other Contract with a labor union, employees’ association or similar organization representing any of its employees (the “Labor Agreements”), nor is any such Labor Agreement presently being negotiated. There are no labor unions, employees’ associations or other similar organizations representing any employee of the Company and, to the Company’s Knowledge, there is no pending or threatened organizing campaign being conducted by any labor union, employees’ association or similar organization against the Company. There is no pending labor strike, dispute, walkout, work stoppage, slowdown, picketing or lockout with respect to employees of the Company, nor has any such action been threatened (orally or in writing) to the Company’s Knowledge.

(l)            The Company is in compliance in all material respects with all applicable Laws relating to labor, employment, and employment practices, including Laws relating to discrimination, retaliation, harassment, hours of work and the payment of wages or overtime wages, termination of employment, leave of absence rights, immigration (including with respect to valid authorization to work), labor relations, classification of workers as employees or independent contractors, classification of employees as exempt or non-exempt, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, whistle-blowing, and working conditions or employee safety or health, plant closings, withholding of taxes, equal employment opportunity, and the WARN Act or similar applicable Laws.

(m)            The Company has not incurred any material Liability for any arrears of wages or compensation payable to any employee or any taxes, penalties, or other sums for failure to comply with any of the foregoing. The Company is not delinquent in any material payments to any employee of the Company for wages, salaries, commissions, bonuses, or other compensation due.

(n)            Since January 1, 2024, the Company has not implemented any layoffs, temporary layoffs, hours reductions, plant closings, or any other terminations sufficient in number to require advance notice under the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any other similar applicable Law.

(o)            To the Knowledge of the Company, since January 1, 2024, there have been no claims of unlawful discrimination, retaliation, sexual harassment, harassment, or similar material misconduct that have been made against the Company or any supervisory employee of the Company regarding actions or omissions of such Person in connection with and during the course of their employment or engagement with the Company nor, to the Company’s Knowledge, have any such claims been threatened in writing. The Company has not entered into any settlement agreement to resolve any such claims.

4.12            Litigation. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither Company nor its Subsidiary is subject to any outstanding material Order. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened seeking to impose any legal restraint on or prohibition against the Transactions or that, if resolved adversely, would have the effect of preventing or materially delaying or making illegal, the Transactions.

4.13            Tax Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiary have timely filed all Tax Returns required by applicable Tax Law to be filed by or with respect to the Company or its Subsidiary with any Taxing Authority (taking into account any extensions of time within which to file such Tax Returns that are automatically granted for a period not exceeding six months from the original due date for the filing of such Tax Return), (ii) all such Tax Returns are complete and accurate in all respects, and (iii) the Company and its Subsidiary have timely paid all Taxes required by applicable Tax Law to be paid by or with respect to them (whether or not shown on any Tax Returns) (including, without limitation, all payroll and withholding Taxes). There are no Liens in respect of Taxes with respect to any assets or properties of the Company or its Subsidiary, except for Company Permitted Liens.

(b)            There are no pending audits, examinations, assessments or other proceedings in respect of income or other material Taxes of the Company or its Subsidiary by any Taxing Authority, and the Company and its Subsidiary have not received written notice of any audits or proceedings from any Taxing Authority with respect to income or other material Taxes that any such audit or proceeding is contemplated or pending. The Company and its Subsidiary have not extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the assessment of any Taxes or Tax deficiencies against the Company or its Subsidiary, other than pursuant to extensions of the time within which to file a Tax Return automatically granted for a period not exceeding six months from the original due date for the filing of such Tax Return. The Company and its Subsidiary are not a party to, bound by or subject to any (i) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), which agreement will be binding on the Company or its Subsidiary after the Closing Date or (ii) private letter ruling of the IRS or comparable ruling of any Taxing Authority. The Company and its Subsidiary have not executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person, and (ii) have complied with the information reporting and related document maintenance requirements under applicable Laws.

(d)            Neither the Company nor its Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Sections 355 or 361 of the Code within the past two years prior to the date of this Agreement.

(e)            Neither the Company nor its Subsidiary is party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements with third parties made in the ordinary course of business the principal purpose of which is not related to Taxes). Neither the Company nor its Subsidiary is or has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) nor has any liability for the Taxes of another Person (other than the Company and its Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign applicable Tax Laws), as a transferee or successor, or by Contract (other than any contract entered into the ordinary course of business the principal purpose of which is not related to Taxes). Neither the Company nor its Subsidiary is a member of an entity or arrangement classified as a partnership for U.S. federal income Tax purposes.

(f)            Neither the Company nor its Subsidiary has consummated or been a party to or participated in, and is not currently participating in, a “listed transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b)(2) or any similar provision under state, local or foreign Law.

(g)            Neither the Company nor its Subsidiary is resident for Tax purposes or has a permanent establishment (within the meaning of an applicable income Tax treaty) or other similar fixed place of business in any country other than its country of incorporation. No claim in writing has been made by any Taxing Authority in a jurisdiction in which the Company or its Subsidiary does not pay Taxes or file Tax Returns asserting that the Company or such Subsidiary is or may be subject to taxation or required to file any Tax Return with respect to Taxes assessed by such jurisdiction.

(h)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)            Neither the Company nor its Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in accounting method or use of an improper accounting method, in each case, for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) intercompany transaction or excess loss account as described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received or deferred revenue realized on or prior to the Closing Date outside the ordinary course of business; or (vi) election under Section 965 of the Code.

4.14            Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor its Subsidiary are, and since January 1, 2024 has not been, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or its Subsidiary or by which any property or asset of the Company or its Subsidiary are bound or affected; (b) the Company and its Subsidiary have all Permits required to own, lease or operate their properties and assets and to conduct its businesses and operations as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor its Subsidiary have since January 1, 2024 received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit; and (d) the Company and its Subsidiary are in compliance with the terms of such Permits, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of (with or without notice or lapse of time or both) any such Permit.

4.15            Environmental Matters.

(a)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiary are, and at all times since January 1, 2024 has been, in compliance with all applicable Environmental Laws.

(b)            There is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiary or any real property currently operated or leased by the Company or its Subsidiary that remains open or unresolved.

(c)            Neither the Company nor its Subsidiary have as of the date of this Agreement received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability for the Company relating to or arising under Environmental Laws.

(d)            Since January 1, 2024, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated, occupied or leased by the Company or its Subsidiary that would reasonably be expected to form the basis of any Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company.

4.16            Intellectual Property.

(a)            Section  4.16 (a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions, the date of filing and/or issuance, and the application or registration numbers, and all actions that are required to be taken by the Company or its Subsidiary within 120 days following the date of this Agreement in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Except as otherwise indicated in Section  4.16 (a) or Section 4.16(d) of the Company Disclosure Letter, the Company or its Subsidiary is the sole and exclusive owner of all material Company Owned Intellectual Property Rights and is the exclusive or non-exclusive licensee of all material Company Licensed Intellectual Property Rights, free and clear of any Liens, other than Company Permitted Liens. None of the Company Registered Intellectual Property Rights has lapsed or been abandoned or cancelled, except for non-material Company Registered Intellectual Property Rights abandoned, cancelled or allowed to lapse in the ordinary course of business. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all assignments and other instruments necessary to establish, record and perfect the Company’s or its Subsidiary’s ownership of the Company Registered Intellectual Property Rights have been validly executed and recorded with the appropriate Governmental Authority. To the Company’s Knowledge, all applications included in the material Company Registered Intellectual Property Rights have been duly filed and prosecuted in accordance with applicable Law. To the Knowledge of the Company, each individual associated with the filing and prosecution of patents and applications within the material Company Registered Intellectual Property Rights has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the U.S. Patent and Trademark Office, in those jurisdictions where such duties exist. To the Knowledge of the Company, the Company and its Subsidiary have taken commercially reasonable steps to maintain all material Company Registered Intellectual Property Rights, and all registration, renewal, maintenance and other similar payments that are or have become due with respect to the material Company Registered Intellectual Property Rights have been timely paid by or on behalf of the Company or its Subsidiary.

(b)            To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiary own, or hold valid licenses in, all Intellectual Property Rights that are necessary for the conduct of its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property Rights of any third party.

(c)            Section  4.16(c) of the Company Disclosure Letter contains a list of all Contracts pursuant to which (a) any Company Licensed Intellectual Property Rights material to the business of the Company and its Subsidiary as currently conducted are licensed to the Company or its Subsidiary and (b) any other Intellectual Property Rights material to the business of the Company and its Subsidiary as currently conducted are licensed, sold, assigned or otherwise conveyed or provided by a third party to the Company or its Subsidiary, in each case ((a) and (b)) other than Incidental Contracts (the “In-Licenses”).

(d)            Section  4.16(d) of the Company Disclosure Letter contains a list of all Contracts pursuant to which any Company Intellectual Property Rights material to the business of the Company and its Subsidiary as currently conducted are licensed, sold, assigned, or otherwise conveyed or provided by the Company or its Subsidiary to a third party, other than Incidental Contracts (the “Out-Licenses,” and together with the In-Licenses, the “IP Contracts”).

(e)            Each Person who is or was an employee or contractor of the Company or its Subsidiary and who is or was involved in the creation or development of any material Company Owned Intellectual Property Rights has validly and effectively irrevocably assigned to the Company or its Subsidiary all of such employee’s or contractor’s rights to such Company Owned Intellectual Property Rights.

(f)            All material Company Registered Intellectual Property Rights that have been issued or that have completed registration are, to the Knowledge of the Company, subsisting, valid and enforceable. Since January 1, 2024, neither the Company nor its Subsidiary have received written notice from any third party challenging the validity, registrability, enforceability or ownership of any material Company Registered Intellectual Property Rights, nor is the Company or its Subsidiary currently a party to any proceeding relating to any such challenge, except for office actions in the ordinary course of prosecuting or maintaining any material Company Registered Intellectual Property Rights and, to the Knowledge of the Company, (i) no third party has asserted or threatened any such challenge or action and (ii) other than as disclosed in office actions received in the ordinary course of prosecution, there is no reasonable basis for any such challenge or action. No material Company Registered Intellectual Property Rights are subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment that adversely restricts the ownership, use, validity or enforceability of any such Company Registered Intellectual Property Rights.

(g)            To the Knowledge of the Company, the development, manufacture, or commercialization of the Company Products by the Company and its Subsidiary has not since January 1, 2024 and will not infringe, misappropriate, or otherwise violate the valid and enforceable Intellectual Property Rights of any third party. Since January 1, 2024, neither the Company nor its Subsidiary have received any written notice from any third party, and, to the Knowledge of Company, there is no other assertion or threat from any third party, that the operation of the business of the Company or its Subsidiary as it is currently conducted, or any of the Company Products, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party.

(h)            To the Knowledge of the Company, no third party is currently infringing or misappropriating any material Company Intellectual Property Rights. Since January 1, 2024, neither the Company nor its Subsidiary have been, and are not currently, a party to any proceeding (i) challenging the validity, registrability, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

(i)            The consummation of the Transactions will not result in (i) the grant, assignment or transfer of any right or license to any material Company Intellectual Property Rights to any third party, or (ii) the alteration, encumbrance, or impairment of the Company’s or its Subsidiary’s ownership of or right to use, sell or license or enforce any material Company Intellectual Property Rights.

(j)            Except as set forth in Section  4.16(j) of the Company Disclosure Letter, no funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any Company Intellectual Property Rights that are material to the business of the Company and its Subsidiary as currently conducted.

(k)           The Company and its Subsidiary have taken commercially reasonable steps to maintain the confidentiality of, and to protect, any and all material trade secrets and other material confidential or non-public information included in Company Intellectual Property Rights. Without limiting the foregoing, each Person which has, or has had, access to any such Company Intellectual Property Rights has executed a valid and enforceable written confidentiality agreement that requires such Person to maintain the confidentiality of such Company Intellectual Property Rights, and, to the Knowledge of the Company, no such Person has breached in any material respect any such agreement and there has been no material unauthorized access or disclosure of the foregoing.

4.17            Data Privacy and Security.

(a)            The Company and its Subsidiary since January 1, 2024 have implemented, maintained and complied with reasonable administrative, physical, organizational and technical safeguards designed to (i) protect the integrity, security availability and confidentiality of all Sensitive Data and IT Systems, and (ii) identify, prevent and mitigate Security Incidents, vulnerabilities, and risks to the security of the IT Systems and Sensitive Data. Since January 1, 2024, there have been no material: (y) Security Incidents or (z) disruptions to the conduct of its business or failures of the IT Systems. The IT Systems are in good working condition, as would reasonably be expected by an entity in the Company’s position, excepting such bugs and other errors as have arisen and will be addressed in the ordinary course, to the Knowledge of the Company, free from malicious code and security vulnerabilities, and are sufficient for the operation of the business of the Company and its Subsidiary as currently conducted. Except as routinely identified by the Company’s IT Systems, based reporting form SaaS or software providers made generally available to its/their customers and licensees, there are no vulnerabilities classified as “critical” or “high” (or of similarly significant risk) affecting Company IT Systems that have not been remediated in a commercially reasonable manner. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2024, there have been no unauthorized uses of, access to or other Processing of Sensitive Data that would require notification of individuals, law enforcement or any Governmental Authority under any applicable Data Protection Requirements. Since January 1, 2024, neither the Company nor its Subsidiary have received any claim or notice from any Person, Governmental Authority, or other third party that a Security Incident may have occurred or is being investigated.

(b)            Since January 1, 2024, neither the Company nor its Subsidiary have received written notice of an action or other allegation and, to the Knowledge of the Company, no Person Processing Personal Information for or on behalf of the Company or its Subsidiary have received written notice of an action or other allegation, relating to the Company’s or its Subsidiary’s noncompliance with applicable Data Protection Requirements.

(c)            The Company and its Subsidiary are, and since January 1, 2024 have been, in material compliance with all applicable Data Protection Requirements.

(d)            The Company and its Subsidiary have sufficient rights, permissions and consents to permit the Processing of Personal Information by or for the Company and its Subsidiary as currently conducted and have materially complied with all legally-required opt-outs and consents related to Personal Information. Neither the execution, delivery, or performance of this Agreement, nor the disclosure or transfer of Sensitive Data to Parent in connection with the transactions contemplated by this Agreement, nor Parent’s further Processing of such Personal Information in a manner substantially similar to the manner in which, as applicable, the Company or its Subsidiary Processed such Personal Information immediately prior to Closing, will materially violate any applicable Data Protection Requirements.

(e)            Neither the Company nor its Subsidiary (i) is a “covered person,” (ii) collects, maintains or has “access” to “government-related data” or “bulk U.S. sensitive personal data,” or (iii) allows for “access” to any “government-related data” or “bulk U.S. sensitive personal data” (in each case (i) through (iii) as such terms are defined by the final rule promulgated by the U.S. Department of Justice titled “Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” 90 Fed. Reg. 1636 (Jan. 8, 2025) codified at 28 C.F.R. Part 202, including any amendments thereto and guidance issued thereunder).

(f)            Neither the Company nor its Subsidiary is a “covered entity” or a “business associate,” as defined under HIPAA.

4.18            Properties.

(a)            Neither the Company nor its Subsidiary owns, or have ever owned, any real property.

(b)            The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or its Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (including all modifications, amendments, supplements, waivers and side letters thereto) (the “Real Property Leases”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or its Subsidiary as tenants thereunder are current, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and its Subsidiary, as applicable, have a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Company Permitted Liens and (v) neither the Company nor its Subsidiary have received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. Neither the Company nor its Subsidiary leases, subleases or licenses any real property to any Person other than the Company and its Subsidiary.

(c)            Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiary have title to, or a valid leasehold interest in, as applicable, all personal property used in their respective businesses free and clear of any Liens, except for Company Permitted Liens. Such personal property and leased real property (taken as a whole) is in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair which would not reasonably be expected to have a Company Material Adverse Effect.

4.19            Material Contracts.

(a)            Section  4.19 (a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, and the Company has made available to Parent true, correct and complete copies of, each Contract (together with all amendments thereto and waivers thereunder), which is in effect as of the date of this Agreement (or pursuant to which the Company or its Subsidiary have any continuing material obligations thereunder) and under which the Company or its Subsidiary is a party, that:

(i)            (A) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K or (B) is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ii)            involves, by its terms, or is reasonably likely to involve aggregate payments by the Company or its Subsidiary or aggregate payments payable to the Company or its Subsidiary under such Contract of more than $500,000 on an annual basis (including by means of royalty payments);

(iii)            contains covenants that limit in any material respect the freedom of the Company or its Subsidiary to compete or engage in any line of business or in any geographic area;

(iv)            grants any right of first refusal, right of first offer, right of first negotiation, option or similar right with respect to any equity interests or material assets or business of the Company or its Subsidiary, taken as a whole;

(v)            contains any covenant, commitment or other obligation granting any third party any exclusive rights with respect to any Company Intellectual Property Rights;

(vi)            provides for or governs the formation, creation, operation, management or control of any partnership, collaboration or joint venture that is material to the business of the Company and its Subsidiary, taken as a whole;

(vii)            is an IP Contract;

(viii)            provides for the joint development of products or technology with a third party which is material to the business of the Company and its Subsidiary, taken as a whole;

(ix)            is a coexistence agreement, settlement agreement, a covenant not to sue or a similar agreement, in each case under which the Company is restricted in its right to use, enforce or register any material Company Intellectual Property Rights;

(x)            involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest or asset of another Person that has continuing contingent consideration payment obligations by the Company or its Subsidiary;

(xi)            constitutes a manufacturing, supply, or development agreement (A) for a Company Product or (B) that otherwise provides for minimum payment obligations by the Company or its Subsidiary of at least $250,000 on an annual basis;

(xii)            relates to Indebtedness having an outstanding principal amount in excess of $250,000;

(xiii)            is a Labor Agreement;

(xiv)            provides for the employment or engagement of (A) any director or officer of the Company or its Subsidiary or (B) any employee, independent contractor, consultant, or advisor of the Company or its Subsidiary (i) providing for an annual base salary in excess of $200,000 or (ii) that is not immediately terminable by the Company or its Subsidiary at-will without severance, termination or notice payments or benefits or other penalty or Liability to the Company or its Subsidiary;

(xv)            provides for retention payments, change of control payments, severance, accelerated vesting or any other payment or benefit that may or will become due as a result of the transactions contemplated by this Agreement;

(xvi)            is with any Affiliate of the Company or its Subsidiary, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Company Common Stock or any of their Affiliates (other than the Company) or immediate family members (other than offer letters for employment that can be terminated at will, without severance, termination, or notice payment obligations to the Company or its Subsidiary);

(xvii)            is a Contract with any academic institution, research center or Governmental Authority (or any Person working for or on behalf of any of the foregoing), including any Federal Health Care Program, other than material transfer agreements, clinical trial agreements, and non-exclusive outbound license agreements where no rights to develop or commercialize any Company Product have been granted;

(xviii)            constitutes a “business associate contract” as defined under HIPAA;

(xix)            involves the lease or sublease of any real property;

(xx)            (A) involves the settlement of any pending or threatened claim, action or proceeding, (B) is a separation and/or release agreement with any employee, independent contractor, consultant, advisor or other Person under which the Company or its Subsidiary have any current actual or potential Liability, or (C) is a settlement agreement, corporate integrity agreement, voluntary resolution agreements, Corrective and Preventive Actions, consent decree, or other similar agreement with any Governmental Authority;

(xxi)            constitutes a Contract with a PEO; or

(xxii)            to the extent not disclosed in response to any of clauses (i) through (xx) above, the breach or termination of which would reasonably be expected to have or result in a Company Material Adverse Effect.

Each Contract of the type described in clauses (i) through (xxii) above, other than a Plan, is referred to herein as a “Material Contract.”

(b)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or its Subsidiary that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiary have complied with all obligations required to be performed or complied with by them under each Material Contract, (iii) there is no default or breach under any Material Contract by the Company or its Subsidiary, or, to the Knowledge of the Company, by any other party thereto, and (iv) neither the Company nor its Subsidiary, nor, to the Knowledge of the Company, any other party to a Material Contract has taken or failed to take any action that with or without notice, lapse of time or both would constitute a default or breach under such Material Contract, (v) neither the Company nor its Subsidiary have received any written notice from any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder and (vi) there are no unresolved disputes in writing between the Company or its Subsidiary and another Person with respect to any Material Contract.

4.20            Regulatory Compliance.

(a)            Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiary are, and since January 1, 2024, have been, in material compliance with all applicable Health Care Laws. Since January 1, 2024, the Company and its Subsidiary have not received any written notification of any pending or threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the FDA, alleging material non-compliance by, or Liability of, the Company or its Subsidiary under any Health Care Laws. The Company and its Subsidiary are not party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority and, to the Company’s Knowledge, no such action is currently contemplated, proposed or pending.

(b)            All pre-clinical research and clinical trials conducted or being conducted by or on behalf of the Company or its Subsidiary have been and are being conducted in material compliance with the applicable requirements of current Good Clinical Practices, current good laboratory practices and all other applicable Laws regarding such activities, including 21 CFR Parts 11, 50, 54, 56, 58, 312 and similar applicable Laws. As of date of this Agreement, neither the Company nor its Subsidiary have received any written notices or other correspondence from the FDA or any Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring or recommending the termination, suspension, investigation or material modification of such studies or tests.

(c)            All required and material filings and reports have been timely submitted by the Company and its Subsidiary to the applicable Governmental Authority (including the FDA or any other Governmental Authority performing functions similar to those performed by the FDA) to which such filings, reports or related information must be submitted in a manner and form that complies in all material respects with the applicable requirements of such Governmental Authority (or were corrected in or supplemented by a subsequent filing) and, as of the date of this Agreement, no material deficiencies have been asserted to the Company and its Subsidiary by any applicable Governmental Authority with respect to any such filings, reports or related information.

(d)            All manufacturing operations relating to the Company Products conducted by or, to the Knowledge of the Company, on behalf of, the Company and its Subsidiary are being, and have been, conducted in material compliance with applicable provisions of Current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B) and 21 C.F.R. Parts 210 and 211. None of the Company Products has been voluntarily recalled, suspended, or discontinued at the request of the FDA or any other Governmental Authority, nor has either the Company or its Subsidiary received, as of the date of this Agreement, any written notice from FDA or any other Governmental Authority that it has commenced, or threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any of the Company Products, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any of the Company Products.

(e)            Other than non-material routine or periodic inspections or reviews, since January 1, 2024, there have been and are no pending, or to the Knowledge of the Company, threatened adverse inspections, including inspectional observations (such as Form FDA 483 observations); findings of deficiency or non-compliance; warning letters or other regulatory letters or sanctions; clinical holds, compelled or voluntary recalls, field notifications or alerts; import alerts, holds, or detentions; or other compliance or enforcement action against the Company or its Subsidiary. The Company and its Subsidiary have not (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Authority or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company, its Subsidiary nor any of their directors, officers, employees, agents or subcontractors, has been suspended or debarred or convicted of any crime or engaged in any conduct that would be reasonably expected to result in (a) debarment under 21 U.S.C. § 335a or any similar Law or (b) exclusion under 42 U.S.C. § 1320a-7 or any similar Law. There are no investigations or proceedings pending or, to the Knowledge of the Company, threatened that would be reasonably likely to result in criminal liability or debarment or disqualification by any Governmental Authority.

(f)            The Company and its Subsidiary do not (a) produce, design, test, manufacture, fabricate or develop any “critical technologies,” as that term is defined in the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) own, operate, maintain, supply, manufacture, or service “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) maintain or collect, directly or indirectly, “sensitive personal data” of U.S. citizens within the meaning of the DPA.

(g)            The Company is not a “covered foreign person” within the meaning of 31 C.F.R. Part 850, as implemented or revised from time to time.

(h)            Since January 1, 2024, neither the Company nor its Subsidiary, nor to the Knowledge of the Company, any third party service provider, has been subject to any material security breaches with respect to (including any that have resulted in the public disclosure of or any other unauthorized access to) any Personal Information or any confidential information of the Company and its Subsidiary that have not been remedied in all material respects. The Company and its Subsidiary have, and, to the Knowledge of the Company, each of their third party service providers has, taken commercially reasonable actions and implemented policies and procedures, which, in each case, are commercially reasonable to protect and maintain the security of all Personal Information, including from any unauthorized access or use. Since January 1, 2024, to the Knowledge of the Company, there have not been any audits, proceedings, investigations or claims conducted or asserted by any Governmental Authority or other Person against the Company and its Subsidiary regarding any collection, use, storage, disclosure, transfer or other disposition of any patient medical records or other Personal Information by or on behalf of the Company and its Subsidiary (including by any third party service provider), including in connection with any non-clinical, pre-clinical or clinical trials conducted with respect to any Company Product, or the violation of any applicable Laws relating to any of the foregoing, or any threat in writing of the same.

4.21            Insurance. Section  4.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or its Subsidiary. With respect to each such material insurance policy, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor its Subsidiary are in material breach or material default, and neither the Company nor its Subsidiary have taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date of this Agreement, there are no material claims pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

4.22            Anti-Corruption. Neither the Company nor its Subsidiary (nor any of their respective directors, executives, or, to the Knowledge of the Company, their other respective Representatives, agents or employees) has directly or indirectly paid, made, offered, promised, authorized, solicited, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), employee, officer, or director of a state-owned or controlled entity, foreign political party or official thereof, or candidate for political office to obtain or retain business or any improper advantage, or otherwise in violation of the FCPA, the U.K. Bribery Act 2010 or any other applicable anti-corruption law (collectively, “Anti-Corruption Laws”). The Company and its Subsidiary maintain written policies and procedures to promote and ensure compliance in all material respects with Anti-Corruption Laws and use such commercially reasonable efforts as are used by comparably sized companies in the Company’s industry at a comparable stage of clinical development to ensure that all books and records of the Company and its Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets.

4.23            Related Party Transactions. No current director, officer or controlled Affiliate of the Company, no Person currently owning as of the date of this Agreement 5% or more of the Company Common Stock, and no family member of any such natural Person (a) has outstanding any Indebtedness to the Company or its Subsidiary or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, transaction, agreement, arrangement or understanding with the Company or its Subsidiary (other than a Plan), including those of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.24            Opinion of the Company’s Financial Advisor of the Company. The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from TD Cowen to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth therein, the Upfront Consideration to be received by holders of Company Shares (other than Parent, Merger Sub and their respective affiliates) in the Offer and the Merger, taken together as an integrated transaction, pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will make available to Parent solely for informational purposes a signed written copy of each such opinion as soon as possible following the execution and delivery of this Agreement. It is agreed and understood that such opinion is for the benefit of the Company Board (in its capacity as such) and may not be relied upon by Parent, Merger Sub or their respective affiliates.

4.25            State Takeover Statutes Inapplicable. Assuming the accuracy of the representation set forth in the first sentence of Section  5.6, the Company Board (or a committee thereof) has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement, the Tender Agreements and the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Tender Agreements, the Merger or the other Transactions.

4.26            Export Control and Sanctions Compliance.

(a)            The Company and its Subsidiary have conducted their export transactions in accordance in all material respects with United States export and re-export controls, economic sanctions, and anti-boycott laws and regulations, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, other controls administered by the United States Department of Commerce or the United States Department of State, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and all other applicable import/export controls and sanctions laws and regulations in other countries in which the Company conducts business (collectively, “Trade Laws”). The Company and its Subsidiary have obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Authority required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), and the Company and its Subsidiary are in compliance with the terms of all applicable Export Approvals.

(b)            The Company and its Subsidiary have not engaged in any direct or indirect transactions or dealings with, or directly or indirectly exported any products, technology, or services to, (a) any country or territory that is, or has been, subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Authority of, any Embargoed Country; (c) any individual or entity identified on, or 50% or more owned (individually or in the aggregate, directly or indirectly) or otherwise controlled by persons identified on, any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, Unverified List, or Military End-User List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (a “Sanctioned Party”). None of the Company, its Subsidiary, or their respective beneficial owners is a Sanctioned Party.

(c)            None of the Company, its Subsidiary, or any of their respective Representatives are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action by a Governmental Authority related to violations of Trade Laws.

4.27            Suppliers. Section  4.27 of the Company Disclosure Letter sets forth a true and complete list of the top ten suppliers of the Company and its Subsidiary since January 1, 2024 until the Capitalization Date and the aggregate purchase volume in dollars made by the Company and its Subsidiary from each such supplier during such period. No such supplier of the Company and its Subsidiary have since January 1, 2024 until the date of this Agreement: (i) canceled or otherwise terminated, or made any threat in writing to the Company or its Subsidiary to cancel or otherwise terminate its relationship with the Company or its Subsidiary or (ii) at any time on or after January 1, 2024 until the date of this Agreement, decreased materially, or made any threat in writing to the Company or its Subsidiary to decrease materially, its services or supplies to the Company or its Subsidiary.

4.28            Information Supplied. Each document required to be filed by the Company with the SEC in connection with the Offer, the Merger and the other Transactions (collectively, the “Company Disclosure Documents”) (including the Schedule 14D-9), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Company Disclosure Documents will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of the Company or its Subsidiary specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it is first distributed or otherwise disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied by or on behalf of Parent or its Representatives specifically for inclusion or incorporation by reference therein.

4.29            No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Section 4, except in the event of fraud, neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or its Affiliates in connection with the Transactions, and Parent and its Subsidiaries expressly disclaim reliance on any representation or warranty of the Company or any other Person other than the representations and warranties expressly contained in this Section 4, except in the event of fraud.

Section 5.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in any reports, schedules, forms, statements and other documents filed or furnished by Parent with the SEC (as amended or supplemented since the time of filing) on or after January 1, 2024 and publicly available on EDGAR prior to the date hereof (excluding any disclosure under the headings “Risk Factors” or “Forward-Looking Statements” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any statements made under such headings or in such predictive, cautionary or forward-looking statements)), Parent and Merger Sub represent and warrant to the Company as follows:

5.1            Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and conduct its business as currently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except for such failures to be in good standing or so qualified or to have such power or authority that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.2            Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, the CVR Agreement and all other agreements and documents contemplated hereby and thereby to which it is a party, to perform its covenants and obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, the performance by Parent or Merger Sub of its covenants and obligations hereunder, or the consummation of, and to consummate, the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions. The CVR Agreement, when executed and delivered by Parent and, assuming the CVR Agreement constitutes the valid and binding obligation of the Rights Agent, shall constitute a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

5.3            Information Supplied. None of the documents required to be filed by Parent or Merger Sub with the SEC in connection with the Offer, the Merger or any of the other Transactions after the date of this Agreement will, on the date of such filing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. In furtherance and not in limitation of the foregoing, none of the information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time the Offer Documents or the Schedule 14D-9, as applicable, is filed with the SEC, at any time it is amended or supplemented, or at the time it is first distributed or otherwise disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents or the Schedule 14D-9 based on information supplied by or on behalf of the Company or any of its Representatives in writing specifically for inclusion or incorporation by reference therein.

5.4            Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, the execution and delivery of this Agreement or the CVR Agreement by Parent or Merger Sub and the consummation of the Transactions do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective formation or governing documents of any such entity, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and state securities Laws or “blue sky” Laws and the rules and regulations thereunder, including the filing of the Offer Documents with the SEC and any amendments or supplements thereto, (ii) as may be required under the HSR Act and any Foreign Antitrust Laws, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with or result in a breach of any provision of or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or material obligation to which Parent or any of its respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries or by which any of it or their respective assets are bound.

5.5            Litigation. As of the date of this Agreement, there is no claim, Legal Proceeding, order, judgment or decree, or governmental or administrative investigation, review or action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would, or seeks to, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or action pending or, to the Knowledge of Parent, threatened against Parent or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

5.6            Interested Stockholder. Neither Parent nor any of its Affiliates (including Merger Sub), nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or other securities of the Company or any options, warrants or other rights to acquire securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

5.7            Funds. Parent will have available to it upon the Effective Time, sufficient funds to consummate the Transactions, evidence of which has been delivered to the Company.

5.8            No Other Operations. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto. Since the date of its formation, Merger Sub has not engaged in any activities that are not in connection with this Agreement and the Transactions and has no liabilities other than those contemplated by this Agreement.

5.9            Brokers. No broker, finder, investment banker or financial advisor is or would be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission that would be payable by the Company in connection with this Agreement or the Transactions based upon agreements made by or on behalf of Parent or any of their respective officers, directors or employees.

5.10            Absence of Certain Arrangements. Other than this Agreement and the Tender Agreements, there are no contracts, agreements or other arrangements or understandings (whether oral or written) to which the Parent, Merger Sub or any of their Affiliates is a party, or commitments to enter into such contracts, agreements or other arrangements or understandings (whether oral or written), (a) with any member of the Company’s management or the Company Board, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration or pursuant to which any stockholder of the Company agrees to tender shares of Company Common Stock pursuant to the Offer.

5.11            No Vote Required. No vote of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and consummate the Transactions.

5.12            Independent Investigation. Each of the Parent and Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiary and that each of the Parent and Merger Sub and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiary that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiary and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiary.

5.13            No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Merger Sub contained in this Section 5, neither Parent nor Merger Sub nor any Representative or other Person on behalf of any such entity makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and the Company expressly disclaims reliance on any representation or warranty of Parent, Merger Sub or any other Person other than the representations and warranties expressly contained in this Section 5. Parent and Merger Sub each acknowledges and agrees that none of Parent or Merger Sub is relying or has relied on (and each of Parent and Merger Sub expressly disclaims reliance on) any representation or warranty of any of the Company and any other Person except for the representations and warranties of the Company expressly set forth in Section 4 of this Agreement, and that any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any other Person are not and shall be deemed to not be or include representations or warranties of the Company (and have not been relied upon by Parent, Merger Sub or any other Person) except (and only to the extent that) an express representation or warranty is made by the Company with respect to such materials or information in an express representation or warranty of the Company set forth in Section 4.

Section 6.
COVENANTS

6.1            Conduct of Business of the Company. Except (a) as described in Section  6.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will and will cause its Subsidiary to use commercially reasonable efforts to conduct its operations in all material respects according to its ordinary course of business, and (y) without limiting the generality of the foregoing, the Company will not, and will not permit its Subsidiary to:

(i)            adopt any amendments to its certificate of incorporation or bylaws (or similar organizational or governing documents);

(ii)            issue, sell, deliver, grant, pledge, transfer, encumber or agree or commit to issue, sell, deliver, grant, pledge, transfer or encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) (other than Company Permitted Liens) any Company Securities or any capital stock, voting securities or other equity or ownership interests in the Company’s Subsidiary, other than Company Shares issuable with respect to the exercise, vesting or settlement of Company Stock Awards or purchase rights issued under the Company ESPP outstanding as of the date of this Agreement or granted in compliance with this Agreement, pursuant to the Company ESPP;

(iii)            acquire or redeem or offer to acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) as provided by any Company Stock Plan, (B) in connection with the satisfaction of exercise price and/or Tax withholding obligations in connection with the vesting, exercise and/or settlement of any Company Stock Award, or (C) the acquisition by the Company of Company Stock Awards in connection with the forfeiture of such Company Stock Awards;

(iv)            split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or declare, set aside, make, accrue or pay any dividend or distribution (whether in cash, stock, property or otherwise) on any shares of its capital stock or any other equity interests in the Company or its Subsidiary;

(v)            propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiary, except for the Transactions;

(vi)            (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than capital expenditures in accordance with subclause (xvi) below and any acquisition of assets, in the ordinary course of business), (B) sell, lease, transfer or otherwise dispose of any material assets of the Company or its Subsidiary, except (1) pursuant to Material Contracts existing as of the date of this Agreement, (2) Incidental Contracts, (3) non-material non-exclusive license agreements entered into in the ordinary course of business, which are incidental to such agreements, (4) dispositions of marketable securities in the ordinary course of business, and (5) dispositions or abandonments of immaterial tangible assets in the ordinary course of business, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vii)            create or form a Subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(viii)            incur, assume or otherwise become liable for any indebtedness for borrowed money;

(ix)            assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(x)            make any loans, advances (other than for ordinary course business expenses) or capital contributions to, or investments in, any other Person (other than with respect to its Subsidiary), except for advancement of expenses pursuant to (x) any indemnification agreement that have been made available to Parent or (y) the Company Charter or bylaws of the Company or similar organizational or governing documents of its Subsidiary;

(xi)            make or forgive any loans to any employees, officers or directors of the Company, or any of the Company’s Affiliates;

(xii)            change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(xiii)            (A) make, revoke or change any material Tax election or material Tax accounting method or, change any annual Tax accounting period, (B) file any material amended Tax Return or file any income or other material Tax Return that has been prepared in a manner materially inconsistent with the past practices of the Company or its Subsidiary, as the case may be, (C) settle or compromise any claim relating to a material amount of Taxes of the Company or its Subsidiary, (D) enter into any “closing agreement” within the meaning of in Section 7121 of the Code (or any analogous provision of state, local or foreign Law), (E) surrender any right to claim a material Tax credit or refund, or (F) consent to any extension or waiver of any limitations period with respect to any material claim or assessment for Taxes (other than as a result of automatic extensions of the time within which to file a Tax Return);

(xiv)            (A) promise, grant or amend any severance, retention, vesting acceleration, change in control award, termination benefit, incentive compensation, equity or equity-based award or similar payment or benefit, (B) materially increase, modify or amend the compensation or benefits payable to its employees, officers, directors, individual consultants and independent contractors, and other service providers, (C) hire or engage any new employees, officers or directors with annual base compensation in excess of $150,000, (D) terminate (other than for cause) the employment or engagement, change the title, office or position, or materially reduce the responsibilities or terms and conditions of employment of any employee, officer or director with annual base compensation in excess of $150,000, or (E) adopt, enter into, amend or terminate any Plan (or any plan or agreement that would be a Plan if in effect on the date hereof), except, in each case, as required by applicable Law or pursuant to the terms of any Plan in effect as of the date of this Agreement;

(xv)            enter into any Labor Agreement;

(xvi)            make or authorize any material capital expenditure or incur any obligations, Liabilities or indebtedness in respect thereof, except for any capital expenditure, in an amount not to exceed $250,000 individually or $500,000 in the aggregate during any fiscal year;

(xvii)            compromise, settle or release any Legal Proceeding or threatened Legal Proceeding, other than (A) as contemplated by Section  3.4(e) or Section  7.10, (B) any Legal Proceeding relating to a breach of this Agreement or (C) any Legal Proceeding that does not relate to any of the Transactions pursuant to a settlement that (i) results in compromises, settlements or releases that involve only the payment of money damages in an amount not greater than $250,000 individually or $500,000 in the aggregate, in any case without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or its Subsidiary, or (ii) results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company or its Subsidiary and the payment of monies by the Company or its Subsidiary that together with any settlement made under subclause “(i)” are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); provided that this Section 6.1(xvii) shall not permit the Company or its Subsidiary to settle, release, waive or compromise any Legal Proceeding or claim that (x) provides for the grant to any third party of a license or other grant of rights to (or covenant not to sue with respect to) any Intellectual Property Rights or the splitting of any revenues in respect of any Company Product or (y) would impose any restrictions or changes on the business or operations of, or the admission of wrongdoing by, the Company or its Subsidiary;

(xviii)            commence any Legal Proceeding, except routine matters in the ordinary course of business (i) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable asset of its business (provided that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof) or (ii) in connection with a breach of this Agreement or any other agreements contemplated hereby or to otherwise enforce the terms of this Agreement or any other agreements contemplated hereby;

(xix)            dispose of, sell, license, transfer, assign, encumber, pledge, abandon, dedicate to the public, fail to maintain, or allow to lapse, in whole or in part, any material Company Intellectual Property Rights, other than as required by applicable Law or pursuant to any Incidental Contract;

(xx)            enter into a new line of business or abandon or discontinue any existing line of business;

(xxi)            renew or enter into any non-compete, exclusivity or similar agreement that would restrict or limit, in any material respect, the Company or its Subsidiary from engaging or competing in any line of business or geographic area;

(xxii)            adopt or implement any stockholder rights plan or similar arrangement;

(xxiii)            (A) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section  6.1, enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (provided that the consent of Parent shall be required for any Contract that would be a Material Contract under Sections 4.19(a)(i), 4.19(a)(iii), 4.19(a)(iv), 4.19(a)(v), 4.19(a)(vi), 4.19(a)(viii), 4.19(a)(ix), 4.19(a)(x), 4.19(a)(xii), 4.19(a)(xiii), 4.19(a)(xv), 4.19(a)(xvii), 4.19(a)(xix) or 4.19(a)(xxi) and without limitation to the other limitations set forth in this Section  6.1); (B) except in connection with any transaction to the extent specifically permitted by any other subclause of this Section  6.1, modify, amend or terminate (other than any expiration in accordance with its terms) any Material Contract (or any Contract that would, if entered into prior to the date hereof, be a Material Contract) or waive, release, exercise or assign any material rights, material remedies or material claims thereunder or (C) enter into any statement of work, purchase order or similar ancillary agreement or documentation (or related statements of work, purchase orders or similar ancillary agreements or documentation) issued under a Material Contract existing as of the date of this Agreement, in each case in excess of $100,000 with respect to any individual Material Contract (provided that for purposes of clauses (A), (B) and (C) of this Section  6.1(xxiii), the reference to “$500,000” in Section  4.19(a)(ii) shall be deemed to be “$250,000”); or

(xxiv)            authorize, or agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiary at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business and operations.

6.2            Conduct of Business of Parent and Merger Sub. Parent and Merger Sub agree that Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement. Parent and Merger Sub agree that, following the date of this Agreement and prior to the Closing, neither Parent nor Merger Sub will distribute, contribute, pay a dividend with respect to, repay, or otherwise transfer funds held by Parent or Merger Sub or otherwise take any similar action, in each case, which would result in the representation and warranty in Section 5.7 to be untrue at any time. Notwithstanding the foregoing, nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the business or operations of Parent or any of its Subsidiaries at any time prior to the Effective Time.

6.3            Alternative Proposals; Change in Recommendation.

(a)            The Company agrees that it will not, and will cause its Subsidiary and its and their respective directors, officers and employees not to, and will use its reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate the submission of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information with respect to or in connection with or for the purpose of soliciting, knowingly encouraging or knowingly facilitating, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal; (iii) adopt, approve, recommend, submit to stockholders or declare advisable any Alternative Proposal, (iv) enter into any letter of intent, acquisition agreement, agreement in principle or similar agreement with respect to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with this Section  6.3), (v) release or permit the release of any Person from, or waive or permit the waiver of any provision of, or fail to use commercially reasonable efforts to enforce or cause to be enforced, any standstill or similar agreement to which the Company is a party, unless the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be, or would reasonably be expected to be, inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law, (vi) take any action or exempt any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable takeover Laws or the Company’s organizational or other governing documents or grant a waiver under Section 203 of the DGCL, or (vii) resolve, publicly propose or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiary and its and their Representatives to, (i) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted prior to the date of this Agreement with respect to any proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal and (ii) (A) within three (3) Business Days of the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished or made available to such persons in connection therewith (and the Company shall use its commercially reasonable efforts to have such information returned or destroyed) and (B) immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Notwithstanding anything to the contrary contained in this Section  6.3, if at any time following the date of this Agreement and prior to the Offer Acceptance Time, (x) the Company receives a written Alternative Proposal, and (y) the Company Board (or a committee thereof), after consultation with the Company’s financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and that, after consultation with outside counsel, the failure to take actions described in clauses (1) or (2) of this Section  6.3(a) could be, or could reasonably be expected to be, inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law and (z) such Alternative Proposal was not solicited after the date of this Agreement in violation of this Section  6.3(a), then the Company and its Representatives may (1) furnish information, including confidential information, with respect to the Company and its Subsidiary to the Person making such Alternative Proposal pursuant to a customary confidentiality agreement on terms that, taken as a whole, are not materially more favorable to such Person than the provisions of the Confidentiality Agreement are to Parent (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Alternative Proposal) and that does not prohibit the Company from providing any information to Parent in accordance with or otherwise complying with the Company’s obligations under this Agreement (an “Acceptable Confidentiality Agreement”); (2) participate in discussions or negotiations regarding such Alternative Proposal with the Person or group of Persons making such Alternative Proposal; and/or (3) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any such Person. The Company shall promptly notify Parent in advance that it is taking the actions described in preceding clauses (1) or (2). The Company will not, and will cause its Subsidiary and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause their respective other Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, an Acceptable Confidentiality Agreement. The Company shall provide Parent with an accurate and complete copy of the Acceptable Confidentiality Agreement entered into as contemplated by this Section  6.3(a) promptly (and in any event within twenty-four (24) hours) of the execution thereof. In addition, prior to or substantially concurrent (and in any event within twenty-four (24) hours) with providing or making available to such other Person any non-public information about the Company and its Subsidiary that was not previously provided or made available to Parent, the Company will provide such non-public information to Parent.

(b)            In addition to the obligations of the Company set forth in this Section  6.3, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent in writing of any Alternative Proposal or any inquiries, proposals, offers or requests with respect to or that could reasonably be expected to lead to an Alternative Proposal (including any request for non-public information related to the Company) received after the date of this Agreement (including any such Alternative Proposal that received prior to the date of this Agreement, but is renewed on or following the date of this Agreement). Such notification shall include a description of the material terms and conditions of any such Alternative Proposal or such inquiry, proposal, offer or request, including the identity of the Person making any such Alternative Proposal or such inquiry, proposal, offer or request and a copy of any written materials received from such Person or such Person’s Representatives or provided by the Company or its Representatives to such Person or such Person’s Representatives related thereto. The Company will keep Parent reasonably informed of the material developments, discussions or negotiations (including with respect to any amendments or proposed amendments to any material terms or conditions) with respect to any such Alternative Proposal. The Company agrees that it will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section  6.3 or otherwise prohibits the Company from complying with its obligations under this Section  6.3. The Company further agrees that it will not provide information to any Person pursuant to any confidentiality agreement entered into prior to the date of this Agreement unless such Person agrees prior to receipt of such information to waive any provision that would prohibit the Company from providing any information to Parent in accordance with this Section  6.3 or otherwise prohibit the Company from complying with its obligations under this Section  6.3.

(c)            The Company hereby consents to the Offer and represents that the Company Board, at a meeting duly called and held, has unanimously made the Company Board Recommendation. Subject to Section  6.3(d), the Company hereby consents to the inclusion of a description of the Company Board Recommendation in the Offer Documents. Except as otherwise provided in this Section  6.3, prior to Closing the Company Board will not: (i) (A) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in any manner adverse to Parent the Company Board Recommendation, (B) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal, (C) make any public recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 (any action described in this Section 6.3(c)(i), being referred to as a “Change in Recommendation”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or its Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, in connection with, or that would reasonably be expected to lead to any Alternative Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”). For the avoidance of doubt, a public statement that solely describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Change in Recommendation.

(d)            At any time prior to the Offer Acceptance Time, the Company Board may (x) in response to a written Alternative Proposal that has not been withdrawn or the occurrence of an Intervening Event, make a Change in Recommendation or (y) in response to a written Alternative Proposal that has not been withdrawn, terminate this Agreement under Section  9.1(i) and enter into an Alternative Acquisition Agreement with respect to such Alternative Proposal; provided that: (1) in the case of such written Alternative Proposal, (A) the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal; (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; (C) the Company shall have given Parent a written notice therefor (a “Change in Recommendation Notice”) at least 3 Business Days prior to effecting a Change in Recommendation or terminating this Agreement pursuant to Section  9.1(i) of its intent to take such action and specifying the reason therefor; (D) prior to effecting such Change in Recommendation or terminating this Agreement pursuant to Section  9.1(i), the Company shall, and shall cause its Representatives to, negotiate in good faith with Parent (to the extent Parent desires to negotiate) during such 3 Business Day period to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal would cease to constitute a Superior Proposal; and (E) no earlier than the end of such 3 Business Day period, the Company Board determines in good faith (after consultation with the Company’s outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such 3 Business Day period, that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties to the Company Stockholders under applicable Law (and, in the case of receipt of such Alternative Proposal, that such Alternative Proposal continues to constitute a Superior Proposal); and (2) in the case of an Intervening Event, (I) the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law, (II) the Company has provided a Change in Recommendation Notice to Parent prior to effecting a Change in Recommendation of its intent to take such action and specifying the reason at least 3 Business Days prior to making any such Change in Recommendation; and (III) (i) the Company shall have specified the Intervening Event in reasonable detail, (ii) the Company shall have given Parent the 3 Business Days after the Change in Recommendation Notice to propose revisions to the terms of this Agreement or make other proposals so that such Intervening Event would no longer necessitate a Change in Recommendation, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (iii) after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such 3 Business Day period, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Change in Recommendation in response to such Intervening Event would be inconsistent with the fiduciary duties of the Company Board to the Company Stockholders under applicable Law. Following delivery of a Change in Recommendation Notice, (i) in the case of a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the material terms or conditions of such Alternative Proposal or (ii) in the case of an Intervening Event, in the event there are material changes to the facts and circumstances relating to such Intervening Event, the Company shall provide a new Change in Recommendation Notice to Parent, and any Change in Recommendation or termination of this Agreement pursuant to Section  9.1(i) following delivery of such new Change in Recommendation Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence for a period of 2 Business Days.

(e)            Nothing contained in this Agreement will prevent the Company or the Company Board (or a committee thereof) from taking and disclosing to the Company Stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or from making any legally required disclosure to Company Stockholders (it being agreed that this sentence shall not be deemed to permit the Company Board to make a Change in Recommendation). Any “stop-look-and-listen” communication by the Company or the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company Stockholders) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Company Board Recommendation.

(f)            The Company agrees that in the event that the Company or any Representative of the Company (acting at the direction of the Company) takes any action which, if taken by the Company, would constitute a breach of this Section  6.3, the Company shall be deemed to be in breach of this Section  6.3.

Section 7.
ADDITIONAL COVENANTS

7.1            Reasonable Best Efforts.

(a)            Subject to the terms and conditions of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will cooperate with each other and use (and will cause their respective Subsidiaries to use) their reasonable best efforts to: (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws); (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Offer and the Merger; (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)            In furtherance and not in limitation of the foregoing, each Party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event within 20 Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section  7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Parent will pay any HSR Act filing fee.

(c)            Each of the Parties hereto will use its reasonable best efforts to: (i) cooperate with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Offer or the Merger, including any proceeding initiated by a private Person; (ii) promptly inform the other Party of (and supply to the other Party) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger; (iii) permit the other Party to review in advance and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the Transactions; and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences. The Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section  7.1(c) in a manner so as to preserve the applicable privilege. The Parties may reasonably designate any competitively sensitive or confidential business material provided to the other under this Section 7.1(c) as “counsel only” or, as appropriate, as “outside counsel only.”

(d)            None of the Parties shall extend any waiting period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed).

(e)            The Parties shall not, and shall not permit any of their respective Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or investment would reasonably be expected to (i) impose any material delay in obtaining, or increase the risk of not obtaining the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions, or (iii) materially delay the consummation of the Transactions.

(f)            In furtherance and not in limitation of the covenants of the Parties contained in this Section  7.1, if any administrative or judicial action or proceeding is instituted by a Governmental Authority (or threatened in writing to be instituted by a Governmental Authority) challenging the Offer or the Merger as violative of any Antitrust Law, each of Parent and the Company will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer and the Merger.

7.2            Public Statements and Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent. So long as this Agreement is in effect, Parent and Merger Sub on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any other press release or make any public statement with respect to the Transactions or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement made pursuant to Section  6.3 (including the Company’s announcement of any Change in Recommendation in accordance with Section  6.3) or with respect to any Alternative Proposal or Change in Recommendation; provided that, nothing in this Section  7.2 limits or otherwise modifies the Company’s obligations under Section  6.3, (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section  7.2, or (d) public statements regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section  7.2, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

7.3            Anti-Takeover Laws. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Company Shares (including any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to this Agreement or Transactions, then Parent, Merger Sub and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Change in Recommendation. None of Parent, Merger Sub or the Company will take any action that would cause this Agreement or the Transactions to be subject to the requirements imposed by any such takeover or similar Laws; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board (or a committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law or any other action following a Change in Recommendation.

7.4            Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance written notice, to the books, records and personnel of the Company and its Subsidiary, in each case to the extent reasonably requested by Parent and its Representatives for the purposes of furthering the consummation of the Transactions or integration planning related thereto; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiary to restrict or otherwise prohibit access to such documents or information, (b) granting such access would violate any obligations of the Company or its Subsidiary with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a default under, or give a third party the right to terminate or accelerate an obligation under any then effective Contract to which the Company or its Subsidiary are a party, (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, (d) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 6.3, an Alternative Proposal or Superior Proposal or (e) access may give rise to antitrust issues or violate a protective Order or otherwise may not be disclosed pursuant to applicable Law based on reasonable conclusions from legal counsel for the Company. In the event that the Company does not provide access or information in reliance on clauses (a), (b) or (c) of the preceding sentence, it shall use its reasonable best efforts to communicate or provide access to the applicable information to Parent in a way that would not violate any applicable Law, Contract or obligation or waive any such privilege. Any investigation conducted pursuant to the access contemplated by this Section  7.4 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiary or create a risk of damage or destruction to any property or assets of the Company or its Subsidiary, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section  7.4. Nothing in this Section 7.4 or elsewhere in this Agreement shall be construed to require the Company or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

7.5            Section 16(b) Exemption. The Company and the Company Board shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.6            Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent, the Surviving Company and the Surviving Company’s Subsidiaries shall (and, Parent shall cause the Surviving Company and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiary under (i) the indemnification agreements set forth on Section  7.6(a) of the Company Disclosure Letter between the Company and its Subsidiary and any of their current or former directors and officers and any person who becomes a director or officer of the Company or its Subsidiary prior to the Effective Time, in each case, prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the Company Charter or bylaws of the Company and in the certificate of incorporation or bylaws (or equivalent governing documents) of the Company’s Subsidiary, in each case of clauses (i) and (ii), as in effect on the date of this Agreement and with respect to the Indemnified Persons’ acts and omissions occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Company and its Subsidiaries shall (and Parent shall cause the Surviving Company and its Subsidiaries to) cause the formation and governing documents of the Surviving Company and its Subsidiaries to contain provisions with respect to elimination of liability of directors, indemnification, exculpation and the advancement of expenses that are no less favorable to the Indemnified Persons than the indemnification, exculpation and advancement of expenses provisions contained in the organizational and governing documents of the Company and its Subsidiary as of the date of this Agreement, and during such six year period, such provisions shall not be repealed, amended or otherwise modified (whether by merger, consolidation, division, conversion, domestication, transfer, continuance, share exchange, operation of law or otherwise) in any manner adverse to the Indemnified Persons except as provided below.

(b)            From and after the Effective Time until the sixth (6th) anniversary of the Closing Date, Parent and the Surviving Company (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable Laws and the Company Charter or bylaws, indemnify, defend and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities (including amounts paid in settlement or compromise), fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the Transactions. Without limiting the foregoing, from the Effective Time until the sixth (6th) anniversary of the Closing Date, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Laws and the Company Charter (as in effect as of the date of this Agreement), advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 7.6(b).

(c)            During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain in effect for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage, terms, conditions, retentions, limits of liability, deductibles and amounts not less favorable to the insured Persons than the policies of the Company in effect as of the date of this Agreement; provided that the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in an amount, in the aggregate, that is in excess of 300% of the last annual premium paid by the Company and its Subsidiary prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured Persons as is available for such amount as long as such substitution does not result in gaps or lapses of coverage with respect to matters occurring at or prior to the Effective Time. The Surviving Company shall (and Parent shall cause the Surviving Company to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time.

(d)            Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Surviving Company on or prior to the sixth anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made, brought or threatened against such Indemnified Person, the provisions of this Section  7.6 shall continue in effect until the final, non-appealable disposition of such claim, action, suit, proceeding or investigation.

(e)            In the event that Parent or the Surviving Company (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction, or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, Parent shall make proper provision so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations thereof set forth in this Section  7.6. The Parent, the Company and the Surviving Company shall be obligated to indemnify any Indemnified Person (or his or her heirs or representatives) for and pay such Person’s costs and expenses, including reasonable legal fees and expenses, incurred by such Person in connection with pursuing any claims to enforce the provisions of this Section 7.6, and shall be obligated to advance any such expenses (including reasonable legal fees and expenses) incurred by such Indemnified Person in enforcing any such claim in advance of its final disposition.

(f)            This Section  7.6 shall survive the consummation of the Merger and is intended to benefit, and from and after the Effective Time shall be enforceable by, each of the Indemnified Persons and their respective successors, assigns, heirs and legal representatives, and shall not be amended, terminated, altered, repealed or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section  7.6 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise, and are in addition to, and not in substitution for, any such other rights.

7.7            Employee Matters.

(a)            For a period of at least one year following the Closing, Parent shall provide, or shall cause to be provided, to Continuing Employees who continue their employment with Parent, Surviving Company or any of their respective Subsidiaries or Affiliates following the Effective Time (i) an annual base salary or hourly wage rate (as applicable) and annual cash bonus or commission targets (excluding non-qualified deferred compensation, severance, change in control bonuses, retention bonuses, or transaction bonuses) that are no less favorable than those provided to such Continuing Employee by the Company immediately prior to the Closing and (ii) health, welfare, severance and other employee and fringe benefits (but excluding equity or equity-based incentive opportunities, post-employment welfare, and defined benefit pension benefits) that are no less favorable in the aggregate than those provided to similarly situated employees of Parent.

(b)            Parent shall, or shall cause any of its Affiliates to, use commercially reasonable efforts to treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or its Subsidiary or any of their predecessors to the extent previously recognized by the Company and its Subsidiary as of the date hereof attributable to any period before the Effective Time as service rendered to Parent or its Affiliates for purposes of eligibility to participate, vesting of benefits (but not of equity awards), and applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) under equity incentive plans, defined benefit pension plans or retiree welfare benefit plans of Parent, or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated as of immediately prior to the Effective Time. Parent shall also use commercially reasonable efforts to cause any deductibles, coinsurance, and out-of-pocket maximums paid by Continuing Employees under any of the Company’s health, dental, vision or similar plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health, dental, vision or similar plans to be credited towards deductibles, coinsurance, and out-of-pocket maximums under the health plans of Parent or any Subsidiary of Parent.

(c)            Nothing in this Agreement shall confer upon any Continuing Employee or other Person any right to continue in the employ or service of Parent, the Company, the Surviving Company or their respective Affiliates. Except as expressly set forth in this Section  7.7, no provision of this Agreement: (i) shall limit the ability of Parent, the Company, the Surviving Company or their respective Affiliates to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them (subject to the limitations set forth in Section  6.1), (ii) shall be deemed or construed to amend, establish, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) create any third party beneficiary rights or obligations in any person (including any current or former service provider or employee of Parent or any of its Affiliates (or any beneficiaries or dependents thereof)) or any right to employment or continued employment or to a particular term or condition of employment with the Company or any of its Affiliates (including, following the Effective Time, the Surviving Company and any of its Affiliates).

7.8            Termination of 401(k) Plan. The Company shall take all actions necessary or appropriate to terminate the Mersana Therapeutics, Inc. 401(k) Profit Sharing Plan Trust (the “401(k) Plan”), effective as of no later than the day immediately preceding the Closing Date, unless Parent provides written notice to the Company that such 401(k) Plan shall not be terminated at least ten Business Days prior to the Closing Date. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence, no later than five days prior to the Closing Date, that the 401(k) Plan has been terminated pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to Parent Board’s prior review and reasonable approval. Parent shall use commercially reasonable efforts to take any and all actions as may be required as of the date hereof or at any time from the date hereof to the Closing Date, to permit the Continuing Employees who are then actively employed to make rollover contributions to a 401(k) plan sponsored or maintained by Parent or one of its Affiliates (a “Parent 401(k) Plan”) of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee from the 401(k) Plan.

7.9            Delisting. Each of the Parties agrees to reasonably cooperate with the other Parties in taking, or causing to be taken, all actions reasonable, necessary, proper or advisable to enable the delisting of the Company Shares from NASDAQ and termination of the registration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

7.10            Certain Litigation. The Company shall have the right to control the defense and settlement of any litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement brought by any stockholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers after the date of this Agreement. Each Party shall reasonably promptly advise the other Parties of any Legal Proceeding commenced after the date hereof against such Party and/or any of its directors (in their capacity as such) by any stockholders of such entity (on their own behalf or on behalf of such entity) relating to this Agreement or the Transactions, and shall keep the other Parties reasonably informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement and subject to the preservation of the attorney-client or other applicable privilege, protection under the work product or other doctrine and protection of confidential information and except in the case that the Company Board (or any committee thereof) has made a Change in Recommendation, the Company shall give Parent the opportunity to consult with the Company (and the Company shall consider in good faith any recommendation made by Parent), regarding the defense or settlement of any such Legal Proceeding. The Company may enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions with (and only with) Parent’s prior written consent, which consent will not be unreasonably withheld or delayed, subject to the terms of this Agreement.

7.11            Rule 14d-10 Matters. Prior to the Offer Acceptance Time, the Compensation Committee of the Company Board, at a meeting duly called and held, will approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Parent, Merger Sub, the Company or their respective Affiliates and any of the officers, directors or employees of the Company that are effective as of the date of this Agreement or are entered into after the date of this Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid to such officer, director or employee and will take all other action reasonably necessary to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act. The Company shall provide a true and complete copy of the resolutions of the Compensation Committee of the Company Board reflecting any approvals and actions referred to in the preceding sentence to Parent prior to execution of this Agreement (the form and substance of which resolutions shall be subject to review and approval of Parent).

7.12            Notification of Certain Matters. Prior to the Offer Acceptance Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of Parent’s obligation to provide notice, any representation or warranty of Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in clause (ii) of Annex I or (ii) in the case of any representation or warranty of Parent or Merger Sub, in any material respect or (b) any material breach by such Person (or, in case of Parent’s obligation to provide notice, any material breach by Merger Sub) of any covenant or agreement set forth in this Agreement. The Parties agree that the Company’s compliance or failure to comply with this Section  7.12 shall not be taken into account for purposes of determining whether the condition referred to in clause (iii) of Annex I has been satisfied.

7.13          FDA Matters. Except as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, subject to applicable Law and, in the case of clauses (i) through (iv) of this Section 7.13, only to the extent the integrity of any clinical trial would not be, and would not reasonably expected to be, compromised, the Company shall not: (i) participate in any meetings or teleconferences with, or correspond in writing, communicate or consult with the FDA or any similar Governmental Authority without providing Parent (to the extent reasonably practicable and permitted under applicable Law, and excluding routine administrative communications, or immaterial communications) with prior written notice and, within two Business Days from the time such written notice is delivered, the opportunity to consult with the Company with respect to such correspondence, communication or consultation, in each case to the extent permitted by applicable Law; (ii) commence any clinical study; (iii) unless mandated by the FDA, discontinue, terminate or suspend any ongoing clinical study; (iv) discontinue, terminate or suspend any ongoing IND-enabling preclinical study without first consulting with Parent in good faith; or (v) notwithstanding clause (i) of this Section 7.13, submit, file, amend, withdraw, or supplement any investigational or marketing application, designation request (including breakthrough therapy, fast track, priority review, or orphan drug status) or other regulatory filing for any Company Product with the FDA or any similar Governmental Authority. Except as consented to in writing by Parent or as required by applicable Law, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall not publicly disclose any results, outcomes, data, adverse events or side effects arising from any clinical trials or studies being conducted by or on behalf of the Company.

Section 8.
CONDITIONS TO THE MERGER

8.1            Merger Closing Conditions. The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction (or waiver by both the Company and Parent) at or prior to the Closing of each of the following:

(a)            No Law, order, judgment or injunction issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the Merger (brought by a third party) is in effect.

(b)            Merger Sub (or Parent on Merger Sub’s behalf) shall have irrevocably accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not validly withdrawn.

Section 9.
TERMINATION

9.1            Termination of Agreement. This Agreement may be terminated prior to the Effective Time as follows:

(a)            by the mutual written consent of the Company and Parent at any time prior to the Offer Acceptance Time;

(b)            by either the Company or Parent if a Governmental Authority of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the acceptance of payment for Company Shares pursuant to the Offer or the Merger or making the consummation of the Offer or the Merger illegal; provided that the right to terminate this Agreement under this Section  9.1(b) is not available to the Company, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to perform in any material respect any of its obligations under this Agreement;

(c)            by the Company at any time prior to the Offer Acceptance Time if (i) any of the representations and warranties of Parent or Merger Sub contained in this Agreement fail to be true and correct or (ii) Parent or Merger Sub shall have breached or failed to comply in any material respect with any of its covenants or agreements under this Agreement that Parent or Merger Sub is required to comply with or perform at or prior to the Offer Acceptance Time, and such failure or breach with respect to any such representation, warranty, covenant or agreement would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (A) cannot be cured by Parent or Merger Sub, as applicable, by the Outside Date or (B) if curable, shall continue to be unremedied as of three Business Days prior to the Outside Date or, if earlier, by the 30th day following delivery of notice to Parent regarding such failure or breach; provided that the Company is not then in breach of any representation, warranty or covenant under this Agreement such that would permit Parent and Merger Sub to terminate this Agreement under Section 9.1(d);

(d)            by Parent at any time prior to the Offer Acceptance Time if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition precedent set forth in clause “(ii)” of Annex I would not be satisfied or (ii) the Company shall have breached or failed to comply with any of its covenants or agreements under this Agreement such that the condition precedent set forth in clause “(iii)” of Annex I would not be satisfied, and such failure or breach with respect to any such representation, warranty, covenant or agreement (A) cannot be cured by the Outside Date or (B) if curable, shall continue to be unremedied as of three Business Days prior to the Outside Date or, if earlier, the 30th day following delivery of notice to the Company regarding such failure or breach; provided that neither the Parent nor Merger Sub is then in breach of any representation, warranty or covenant under this Agreement such that would permit the Company to terminate this Agreement under Section 9.1(c);

(e)            by the Company or Parent if the Closing does not occur on or before 5:00 p.m. Eastern time on the date that is May 12, 2026 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section  9.1(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(f)            by the Company if Merger Sub shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in Section  2.1(a) or if Merger Sub shall have within four Business Days following the Expiration Date failed to irrevocably accept and pay and exchange for all Company Shares validly tendered (and not validly withdrawn) as of the expiration of the Offer (as may be extended) and as of the Expiration Date all of the Offer Conditions have been satisfied or waived; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section  9.1(f) if such failure of Merger Sub was primarily due to the failure of the Company to perform in any material respect any of its obligations under Section 2.1 or Section 2.2(b) of this Agreement;

(g)            by Parent or the Company if the Offer (as may be extended in accordance with this Agreement) shall have expired as a result of the non-satisfaction of one or more Offer Conditions, without Merger Sub having accepted for payment for any Company Shares tendered pursuant to the Offer; provided, however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section  9.1(g) if the material failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been the principal cause or result in the non-satisfaction of any Offer Condition;

(h)            by Parent at any time prior to the Offer Acceptance Time, if, whether or not permitted to do so: (i) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed, or a Change in Recommendation shall have occurred; (ii) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement within 10 Business Days after Parent so requests in writing (provided that Parent may deliver only one (1) such request with respect to any single Alternative Proposal (other than with respect to material amendments, modifications or supplements thereto)); (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than by Parent and its Affiliates), the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within 10 Business Days of the commencement of such tender offer or exchange offer, or, if earlier, two Business Days prior to the Expiration Date; or (iv) the Company shall have Willfully Breached any of its obligations pursuant to Section 6.3 in any material respect; or

(i)            by the Company, if the Company is terminating this Agreement to enter into a definitive agreement relating to a Superior Proposal in accordance with Section  6.3(d).

9.2            Procedure Upon Termination. The Party desiring to terminate this Agreement pursuant to Section  9.1 (other than pursuant to Section  9.1(a)) shall give notice of termination to the other Party specifying the reasons for such termination.

9.3            Effect of Termination. In the event that this Agreement is validly terminated as provided in Section  9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to any Party; provided that the agreements and obligations of the Parties set forth in this Section  9.3 and in Section  7.2, Section  9.4 and Section 10 hereof will survive and remain fully enforceable. In addition, nothing in this Section  9.3 relieves any Party of any liability for common law fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement. In the event of common law fraud or a Willful Breach, the aggrieved Party shall be entitled to all rights and remedies available at law or in equity (including, in the case of the Company, liability for damages based on the consideration that would have otherwise been payable in connection with the Offer and the Merger).

9.4            Fees and Expenses.

(a)            In the event that (i) this Agreement is terminated by (A) the Company or Parent pursuant to Section  9.1(e) or Section  9.1(g) and, in either case, (x) the Minimum Condition has not been satisfied prior to such termination, (y) the conditions to the Offer in clauses “(v)” and “(vi)” of Annex I are satisfied at the time of such termination and (z) in the case of termination by the Company, the right to terminate this Agreement pursuant to Section 9.1(e) is available to Parent, or (B) by Parent pursuant to Section 9.1(d), (ii) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Alternative Proposal is publicly proposed or publicly disclosed (whether or not conditional) or made to the Company Board prior to, and not publicly and unconditionally withdrawn at the time of, the Expiration Date or the termination of this Agreement and (iii) the Company consummates an Alternative Proposal or enters into an Alternative Acquisition Agreement within 12 month after the date this Agreement is terminated or enters into such Alternative Acquisition Agreement within 12 months after the date this Agreement is terminated and the applicable Alternative Proposal is subsequently consummated, whether before or after the expiration of such 12-month period, then the Company will pay to Parent the Termination Fee substantially concurrently with the consummation of such Alternative Proposal or entry into such Alternative Acquisition Agreement. For purposes of this Section  9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section  1.1, except that the references to “20% or more” are deemed to be references to “more than 50%.”

(b)            In the event this Agreement is terminated by Parent pursuant to Section  9.1(h), then the Company will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(c)            In the event this Agreement is terminated by the Company pursuant to Section  9.1(i), then the Company will pay to Parent, immediately prior to or simultaneously with consummation of the transaction referred to therein, the Termination Fee.

(d)            Any payment of the Termination Fee (or applicable portion thereof) will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(e)            Each Party will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions; provided that Parent will pay 100% of the fees payable in connection with the filings required to be made under the HSR Act.

(f)            The Company acknowledges that the provisions of this Section  9.4 are an integral part of the Transactions and that, without these agreements, Parent would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. The Parties acknowledge that the agreement to pay the Termination Fee pursuant this Section  9.4 is an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements to pay the Termination Fee, the Parties would not enter into this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event the Agreement is terminated under the circumstances in which the Termination Fee is paid: (i) the payment by the Company of the Termination Fee pursuant to this Section  9.4 shall be the sole and exclusive remedy of Parent and Merger Sub each and each of their respective Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent and Merger Sub or any of their respective Affiliates and any Representative of any of the foregoing (each, a “Parent Related Party” and, collectively, the “Parent Related Parties”), (ii) (A) none of Parent, Merger Sub, any other Parent Related Party or any other Person shall, and none of Parent, Merger Sub, any other Parent Related Party or any other Person shall be entitled to bring, and Parent and Merger Sub hereby irrevocably covenant not to bring, threaten, commence, maintain or seek (and further covenant to cause each other Parent Related Party not to bring, threaten, commence, maintain or seek) any recovery in connection with and (B) none the Company, any Affiliates thereof, any direct or indirect stockholder, partner, manager or other equity or security holder of the Company or any Affiliate thereof or any Representative of any of the foregoing (each, a “Company Related Party” and, collectively, the “Company Related Parties”) shall have any liability for or with respect to, in the case of each of clauses (A) and (B), any action, suit, claim, proceeding, investigation, arbitration or inquiry or other Legal Proceeding against the Company or any other Company Related Party arising out of this Agreement, any of the Transactions, any breach of any agreement or covenant or any inaccuracy in any representation or warranty set forth in this Agreement, any matters forming the basis for such termination or any loss suffered as a result of the failure of the Merger or any other Transactions to be consummated; provided, however, that payment of the Termination Fee will not be liquidated damages in the case of common law fraud or a Willful Breach of this Agreement by the Company. If the Company fails to timely pay the Termination Fee when due pursuant to this Section  9.4, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company for the payment of the Termination Fee as set forth in this Section  9.4, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(g)            As used herein, “Termination Fee” means a cash amount equal to $5,600,000.

Section 10.
GENERAL PROVISIONS

10.1            Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent, and Merger Sub contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall terminate upon consummation of the Merger, and only the covenants that by their terms survive the Merger or are to be performed (in whole or in part) following the Merger shall survive the Merger in accordance with their respective terms.

10.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) on the date of receipt, if delivered by email (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other parties hereto in accordance with this Section  10.2):

(a)	if to Parent or Merger Sub, to:

Day One Biopharmaceuticals, Inc.
1800 Sierra Point Parkway, Suite 200
Brisbane, California 94005
Attention: Adam Dubow and Sishir Mokkapati

Email: [**]; [**]

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Robert Freedman, Stefano Quintini; David K. Michaels
Email: RFreedman@fenwick.com; SQuintini@fenwick.com; dmichaels@fenwick.com

(b)	if to the Company, to:

Mersana Therapeutics, Inc.

840 Memorial Drive

Cambridge, Massachusetts 02139

Attention: Chief Executive Officer; Chief Legal Officer

Email: [**]; [**]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007

Attention:	Christopher D. Barnstable-Brown;
Stuart M. Falber;
Andrew Langworthy
Email:	barnstable.brown@wilmerhale.com;
stuart.falber@wilmerhale.com;
andrew.langworthy@wilmerhale.com

10.3            Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that no such assignment permitted pursuant to this Section 10.3 shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

10.4            Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Mutual Nondisclosure Agreement dated as of March 12, 2025 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

10.5            Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Offer Acceptance Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

10.6            Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

10.7            Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, the CVR Agreement and the Tender Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE ONE HAND, NOR THE COMPANY OR ANY OF ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

10.8            Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 7.6, (b) subject to Section 9.3 and the last sentence of this Section 10.8, the right of the Company Stockholders with respect to any damages (including damages based on loss of the economic benefit of the Transactions to the Company Stockholders), which the Parties agree may, if ordered by a court of competent jurisdiction, include lost premium or diminution in share value in the event of Parent’s Willful Breach, (c) from and after the Effective Time, the rights of the Company Stockholders and the other holders of Company Securities to receive the Merger Consideration, and (d) the Company Related Parties’ limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 9.4. Notwithstanding anything herein to the contrary, unless otherwise required by applicable Law, the rights granted pursuant to clause (b) of this Section 10.8 and the provisions of Section 9.4 with respect to the recovery of damages based on the losses suffered by the Company Stockholders (including the loss of the economic benefit of the Transactions to the Company Stockholders) shall only be enforceable on behalf of the Company Stockholders by the Company in its sole and absolute discretion, as agent for the Company Stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the Company Shares and subsequently be transferred therewith.

10.9            Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

10.10            Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, in addition to any other remedy the Parties are entitled to under this Agreement, including pursuant to Section  9.4 (which are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and shall not be construed to diminish or otherwise impair in any respect any Party’s right to seek injunctive relief) the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to seek an injunction or injunctions in the courts described in Section  10.12 to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party (or Parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement. Any Party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving Willful Breach or common law fraud; provided, however, that in no event shall Parent or Merger Sub be entitled to both the payment of the Termination Fee, on the one hand, and either specific performance or any other monetary or other remedies, on the other hand.

10.11            Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.12            Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section  10.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section  10.12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.13            WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14            Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or Parent, as applicable, that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company or Parent, as applicable, that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

10.15            No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

10.16            Parent Guarantee. The Parent agrees to take all action necessary to cause Merger Sub or the Surviving Company, as applicable, and, during the period between the Offer Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Company, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Company, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Company, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.15. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Company under this Agreement.

10.17            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

DAY ONE BIOPHARMACEUTICALS, INC.

By:	/s/ Jeremy Bender
Name:	Jeremy Bender
Title:	CEO

EMERALD MERGER SUB, INC.

By:	/s/ Charles York II
Name:	Charles York II
Title:	CEO and President

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MERSANA THERAPEUTICS, INC.

By:	/s/ Martin H. Huber
Name:	Martin H. Huber
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A
SURVIVING COMPANY CERTIFICATE OF INCORPORATION

EXHIBIT B
SURVIVING COMPANY BYLAWS

Annex I
CONDITIONS TO THE OFFER

The obligation of Merger Sub to accept for payment and pay for Company Shares validly tendered (and not withdrawn) pursuant to the Offer, subject to the rights and obligations of Merger Sub to extend and/or amend the Offer in accordance with the terms and conditions of the Agreement, is subject to the satisfaction of the conditions set forth in clauses “(i)” through “(x)” below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Sub shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay and exchange for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any validly tendered (and not validly withdrawn) Company Shares, and, to the extent permitted by this Agreement, may (x) terminate the Offer: (i) upon termination of this Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to Section 2.1(c) of this Agreement) or (y) amend the Offer as otherwise permitted by this Agreement, if (in the case of (x) or (y)): (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(ii)” through “(x)” below shall not be satisfied or waived in writing by Parent as of one minute following 11:59 p.m. Eastern Time on the Expiration Date of the Offer:

(i)            there shall have been validly tendered (not including any Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) and not validly withdrawn Company Shares that, considered together with all other Company Shares (if any) beneficially owned by Parent and its Subsidiaries, represent one more Company Share than 50% of the total number of Company Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”);

(ii)            the representations and warranties of the Company (a) set forth in Section  4.1(d) (Organization and Qualification), the first, second and third sentences and last sentence of Section  4.2(a) (Capitalization) and Section  4.2(c) (Capitalization) shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time, except for de minimis inaccuracies; (b) set forth in Section  4.1 (Organization and Qualification) (other than Section  4.1(d)), Section  4.2 (Capitalization) (other than the first, second and third sentences and last sentence of Section  4.2(a) (Capitalization) and Section  4.2(c) (Capitalization)), Section  4.3 (Corporate Power; Enforceability), Section  4.4 (Company Board Approval), Section  4.5 (No Vote Required), Section  4.10 (Brokers; Certain Expenses) and Section  4.25 (State Takeover Statutes Inapplicable) of the Agreement shall have been true and correct (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) in all material respects as of the date of the Agreement, and shall be so true and correct in all material respects at and as of the Offer Acceptance Time as if made at and as of the Offer Acceptance Time; (c) set forth in clause “(a)” of the first sentence of Section  4.9 (Absence of Certain Changes) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of such time; and (d) set forth in the Agreement (other than those referred to in the immediately preceding clauses “(a)”, “(b)” or “(c)”) shall have been true and correct in all respects (in each case, without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any such representation or warranty) as of the date of this Agreement, and shall be so true and correct in all respects at and as of the Offer Acceptance Time as if made at and as of such time, except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided that in each case of the immediately preceding clauses “(a)”, “(b)”, “(c)” or “(d)”, the accuracy of those representations or warranties that address matters only as of a specific date shall be measured (subject to the applicable materiality standard as set forth in the applicable clause) as of such date only;

(iii)            the Company shall have complied with or performed in all material respects all of the covenants and agreements that the Company is required to comply with or perform at or prior to the Offer Acceptance Time (without giving effect to any limitation as to “materiality” set forth in any such covenants or agreements);

(iv)            since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing as of the Offer Acceptance Time;

(v)            all applicable waiting periods under the HSR Act shall have expired or been terminated (including any timing agreement entered into with any Governmental Authority) and any approvals or clearances required thereunder shall have been obtained;

(vi)            no Law, order, judgment or injunction issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the Offer or the Merger (brought by a third party) is in effect;

(vii)            Parent and Merger Sub shall have received a certificate executed on behalf of the Company by the Company’s Chief Executive Officer, acting in such capacity, and not in his or her capacity as an individual, confirming that the conditions set forth in clauses “(ii),” “(iii)” and “(iv)” of this Annex I have been duly satisfied; and

(viii)            this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub and (except for the Minimum Condition) may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub, subject in each case to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

ANNEX II
FORM OF TENDER AND SUPPORT AGREEMENT

ANNEX III
FORM OF CVR AGREEMENT